Filed Pursuant to Rule 424(b)(5)
Registration No. 333-152776

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT	Subject to Completion	March 22, 2010

(To Prospectus dated August 5, 2008)

8,500,000 Shares

Massey Energy Company

Common Stock

We are offering 8,500,000 shares of common stock offered by this prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “MEE.” On March 19, 2010 the last reported sales price of our common stock on the New York Stock Exchange was $49.91 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk factors” beginning on page S-15 of this prospectus supplement and in the risks discussed in the documents incorporated by reference in this prospectus supplement, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 1,275,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $                    , and our total proceeds, before expenses, will be $                    .

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about March     , 2010.

Sole Book-Running Manager

UBS Investment Bank

Joint Lead Managers

Stifel Nicolaus	PNC Capital Markets LLC

Co-Managers

FBR Capital Markets	Raymond James

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus are not offers to sell, nor are they seeking an offer to buy, the shares offered by this prospectus supplement or the accompanying prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein is accurate only as of the dates of the respective documents in which such information is included, regardless of the time of delivery of this prospectus supplement or any sale of the shares of common stock offered hereby.

Prospectus Supplement

Prospectus

About This Prospectus	i
Massey Energy Company	1
Special Note Regarding Forward-Looking Statements	2
Use of Proceeds	4
Ratio of Earnings to Fixed Charges	4
Description of Our Common Stock	5
Description of Preferred Stock	8

Description of Warrants	9
Description of Debt Securities	10
Plan of Distribution	24
Legal Matters	25
Experts	25
Incorporation of Certain Information by Reference	26
Where You Can Find More Information	27

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this common stock offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Incorporation of certain information by reference” in this prospectus supplement.

In this prospectus supplement, we refer to information regarding the coal industry in the U.S. from Energy Ventures Analysis, Inc. (the “EVA”). We are not affiliated with the EVA and the EVA is not aware of and has not consented to being named in this prospectus supplement. Although we believe that this information is reliable, we have not independently verified the accuracy or completeness of this information.

Unless the context otherwise indicates, references to “Massey,” “we,” “us,” “our,” and “Company” in this prospectus supplement refer to Massey Energy Company and its subsidiaries on a consolidated basis, and references to “A.T. Massey” are to A.T. Massey Coal Company, Inc., our wholly-owned and sole, direct operating subsidiary.

Summary

This summary highlights selected information about us, this common stock offering and the pending Cumberland Acquisition. This summary is not complete and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, including the information under the caption “Risk factors” and the information we incorporate by reference, in its entirety.

MASSEY ENERGY COMPANY

We produce, process and sell bituminous coal of various steam and metallurgical grades, primarily of a high Btu, low sulfur content, through our 23 processing and shipping centers, called “resource groups,” many of which receive coal from multiple mines. At January 31, 2010, we operated 56 mines, including 42 underground mines (two of which employ both room and pillar and longwall mining) and 14 surface mines (with 12 highwall miners in operation) in West Virginia, Kentucky and Virginia. The qualities of our coal and the proximity of our operations to our customers and to export terminals as well as our logistical capabilities allow us to market our coal to a diverse base of customers consisting of public utilities, domestic and international steel producers, and other industrial consumers of coal. In the year ended December 31, 2009, 72% of our produced coal tons sold was attributed to steam coal, 20% was attributed to metallurgical coal and 8% was attributed to industrial coal. During the year ended December 31, 2009, we sold 36.7 million tons of produced coal generating produced coal revenues of $2,318.5 million, 30% of which was attributable to metallurgical coal sales.

We are one of the premier coal producers in the U.S. by several measures:

•	As measured by 2009 revenues, EVA ranks us as the fourth largest coal company in the U.S. based on produced coal revenues;

•	We are the largest coal producer in Central Appalachia, our primary region of operation and the largest coal producing region by revenues in the U.S.;

•	We are one of the largest producers and reserve holders of metallurgical coal in the U.S.; and

•	We control an estimated 2.4 billion tons of proven and probable coal reserves as of December 31, 2009, which we expect to last for more than 60 years at current production levels.

Competitive Strengths

We believe that our competitive strengths will enable us to enhance our position as one of the premier coal producers in the U.S.

We are the largest coal producer in Central Appalachia, the largest U.S. coal-producing region by revenues in the U.S.    We are the largest coal producer in the Central Appalachian region with a proven reputation as a skilled, long-term operator. The Central Appalachian region is a principal source in the U.S. of bituminous coal of steam and metallurgical quality, primarily of high Btu and low sulfur content. In 2009, the region accounted for approximately 19% of U.S. produced coal tons. We have an in-depth knowledge of the area’s coal reserves, mining conditions, customers, property owners and employee base. We believe this regional focus affords us operating efficiencies compared to other producers with operations across multiple basins in the U.S.

We have a large, high quality and diverse reserve base, providing significant operating flexibility.    As of December 31, 2009, we controlled an estimated 2.4 billion tons of proven and probable coal reserves, nearly all of which are in the Central Appalachian region. This makes us the largest holder of proven and probable coal reserves in Central Appalachia. Our reserves include high quality, high Btu, low sulfur steam coal desired by public utility and industrial customers and metallurgical coal demanded by steel manufacturers. Approximately 1.5 billion tons of our proven and probable coal reserves contain less than 1% sulfur, of which approximately 0.9 billion tons are compliance coal reserves that meet the current sulfur emission standards of the Clean Air Act. We expect our reserve base to last more than 60 years based on current production levels. We are one of the largest U.S. reserve holders of metallurgical coal (1.0 billion tons as of December 31, 2009 based on internal estimates), which is sold to steel producers domestically and overseas. We believe our large reserve base coupled with our substantial fleet of equipment provides us operating flexibility to react quickly to changing market dynamics.

We have built a superior infrastructure and transportation system.    Over the last 5 years, we have invested approximately $1.9 billion to upgrade, expand and maintain our mining, processing and transporting capabilities, which we believe has contributed to our low cost position in Central Appalachia. These projects include the development of new underground and surface mines, investments in new mining equipment (such as high productivity surface mining equipment) expansion of processing plant capacity and the development of systems to reduce our reliance on trucking (including the construction of conveyor belt systems and train loading facilities).

We have demonstrated our ability to grow our coal reserves and production through acquisitions and other strategic transactions.    Using a disciplined acquisition strategy, we have grown our reserve base and production capacity through the strategic acquisition and integration of coal operations as well as through reserve swaps and coal leases. The pending Cumberland Acquisition, which we describe below, highlights this strategy. Pro forma for the Cumberland Acquisition, we will have increased our reserve base from 1.9 billion tons ten years ago to 2.8 billion tons.

We have strong, long-term relationships with a diverse base of both domestic and international customers.    We have strong relationships with a broad base of over 100 steam, metallurgical and industrial customers. The majority of these customers purchase coal under long-term contracts with terms of one year or longer. Many of our customers are well-established utilities who have been our customers for a number of years. In recent years, through our established sales network, we have increased our international customer base and sales into the global metallurgical market, taking advantage of increased worldwide demand for metallurgical coal, especially in China and India. We intend to continue to focus on identifying additional international opportunities for the sale of metallurgical coal. Additionally, the proximity of our mines to export terminals and to many of our domestic customers provides us with an advantage over suppliers from western U.S. coal basins in terms of freight cost and delivery time.

We have a relatively low level of legacy liabilities given the size and scale of our operations.    Our total legacy liabilities are lower than those of many of our coal industry peers. As of December 31, 2009, we had total legacy liabilities of $578 million (including pension obligations, reclamation, other postretirement benefits, workers’ compensation and black lung).

Our senior executive officers have significant experience in the coal industry.    Our senior executive officers have an average of 25 years of experience in the coal industry and an average of 22 years of experience with us. This team has substantial experience managing and expanding existing operations as well as developing new mines.

Strategy

Our primary objectives are to capitalize on current market conditions and to continue to build upon our competitive strengths to enhance our position as one of the premier coal producers in the U.S. by:

Maintaining focus on high safety standards.    We believe a safe mine is a profitable mine. We strive to maintain safe operations and continue to develop and implement new safety improvement initiatives that exceed regulatory requirements. For the year ended December 31, 2009, we recorded an all-time Company best Nonfatal Days Lost (“NFDL”) rate of 1.67. The bituminous coal mining industry average NFDL rate was 2.95 in 2008. We continually review and update our safety procedures and equipment, and we believe our focus on high safety standards has resulted in fewer injuries and accidents and cost savings related thereto.

Enhancing profitability through productivity gains and cost measurement.    We continually focus on reducing operating costs and increasing profitability at our mines through various productivity and cost measurement initiatives. We seek to enhance productivity by applying best operating practices developed at existing operations to new and acquired operations. We manage costs by generating critical data in a timely manner to measure the performance of our mining operations, including the use of daily profit and loss statements and extensive monthly reports.

Expanding our underground mining operations.    Currently, we engage in four principal coal mining methods: underground “room and pillar” mining, underground longwall mining, highwall mining and surface mining. Pro forma for the Cumberland Acquisition, approximately 56% of our 2009 production would have been attributed to underground mining methods. We believe expanding our underground mining operations is advantageous in an increasingly regulated environment where it has become increasingly more costly and time consuming to obtain surface mining permits.

Pursuing strategic acquisitions.    We believe that the coal industry will continue to undergo consolidation over the coming years. We plan to build on our position as the largest producer in Central Appalachia by pursuing growth in a disciplined manner through the opportunistic acquisition of additional coal reserves and mining facilities, such as the pending Cumberland Acquisition. We believe there are additional synergistic expansion opportunities in the region to further strengthen our asset base.

RECENT DEVELOPMENTS

Pending Acquisition of Cumberland Resources Corporation

On March 16, 2010, we entered into a Purchase, Sale and Merger Agreement (the “Purchase Agreement”) with Cumberland Resources Corporation (“CRC”), Powell River Resources Corporation (“PRRC”) and the sellers named in the Purchase Agreement (the “Sellers”) to acquire CRC, PRRC and certain affiliated companies, which we refer to as “Cumberland” (the “Cumberland Acquisition”).

Cumberland, headquartered in Abingdon, Virginia, is one of the largest privately-held coal producers in the U.S. based on tons produced. Cumberland has large contiguous tracts of coal reserves located in Southwest Virginia and Eastern Kentucky. In 2009, Cumberland produced approximately 8.0 million tons of coal and had total revenues of approximately $550 million. At December 31, 2009, we estimate that Cumberland’s assets included approximately 416 million tons of contiguous coal reserves. Based on the information provided to us by Cumberland, we estimate that more than 50%, or approximately 216 million tons, of these reserves have metallurgical coal qualities. In connection with the Cumberland Acquisition, we will acquire a preparation plant in Kentucky served by the CSX railroad and a preparation plant in Virginia served by the Norfolk Southern railroad.

Cumberland’s existing operations currently produce both steam and metallurgical quality coals. In the year ended December 31, 2009, approximately 4.8 million tons of Cumberland’s annual production was of metallurgical quality, nearly all of which was sold to the utility market. In addition, nearly all of Cumberland’s expected 2010 metallurgical quality production is committed for sale to the utility market. Over the next couple of years, we expect to be able to move these metallurgical quality tons into the global metallurgical market by utilizing our established sales network and blending capabilities, thereby increasing our overall metallurgical coal sales by approximately 5.0 million tons annually without the need for additional development capital.

Pursuant to the Purchase Agreement, an indirect, wholly-owned subsidiary of ours will purchase the membership interests of certain of the Cumberland limited liability company affiliates from the Sellers and each of CRC and PRRC will be merged into wholly-owned subsidiaries of ours, with such subsidiaries remaining as the surviving entities. Following the closing of the Cumberland Acquisition, Cumberland will be wholly-owned by us.

Under the terms of the Purchase Agreement, we have agreed to acquire Cumberland from the Sellers for approximately $640 million in cash, subject to working capital adjustments, and $320 million in shares of our common stock, calculated based upon the average closing price of our common stock for the 20 trading days ending on the day prior to the closing of the Cumberland Acquisition. We expect the Cumberland Acquisition will be consummated in the second quarter of 2010, subject to certain closing conditions as described in the Purchase Agreement, including the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”). The Purchase Agreement is subject to termination if the Cumberland Acquisition is not completed before June 14, 2010, or by mutual agreement.

At closing, we will enter into a registration rights agreement with the Sellers receiving our common stock in the Cumberland Acquisition. Pursuant to the terms of the registration rights agreement, within two days following the closing of the Cumberland Acquisition, we will be required to file a resale shelf registration statement on behalf of the Sellers receiving our common stock in the Cumberland Acquisition to register for resale such shares. In addition, pursuant to the terms of the registration rights agreement, we have granted such Sellers a one time right to require us to register their shares of our common stock pursuant to a registration statement on Form S-3, provided that the shares of our common stock requested to be included in such registration have a fair market value of at least $50 million. The Sellers who receive shares of our common stock in the Cumberland Acquisition will not be subject to any lock-up period with respect to the sale of their shares of our common stock.

There can be no assurance that the transactions contemplated by the Purchase Agreement will be consummated. This offering is not contingent on the closing of the Cumberland Acquisition. The Purchase Agreement is included with our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on March 17, 2010, which is incorporated by reference herein. See “Risk factors—Risks Related to the Cumberland Acquisition.”

Cumberland Acquisition Rationale

We expect to realize several benefits from the Cumberland Acquisition, including the following:

Addition of high quality strategically located coal reserves.    Cumberland controls an estimated 416 million tons of recoverable coal reserves. We believe nearly all of these reserves are high quality as they can be classified as low-sulfur, high Btu steam coal. Based on the information provided to us by Cumberland, more than 50%, or approximately 216 million tons, of these reserves contain metallurgical-quality coal. Cumberland’s reserves also have attractive geological characteristics, with thick seam heights and favorable recovery levels. A significant amount of Cumberland’s reserves have access to both the Norfolk Southern and CSX railways. Given the majority of our metallurgical coal today is shipped on the CSX railway, Cumberland’s ability to ship metallurgical-quality coal on the Norfolk Southern railway will provide us additional flexibility.

Expansion of our geographic footprint in Central Appalachia.    Cumberland controls a large contiguous coal reserve base in Central Appalachia, the acquisition of which will significantly enhance our footprint in Southwest Virginia and Eastern Kentucky. Cumberland’s primary focus on underground mining provides an incremental advantage in an increasingly regulated environment, where it has become increasingly more costly and time consuming to obtain surface mining permits.

Ability to significantly increase metallurgical coal sales and realize additional operating synergies.    In the year ended December 31, 2009, approximately 4.8 million tons of Cumberland’s annual production was of metallurgical quality, nearly all of which was sold to the utility market. In addition, nearly all of Cumberland’s expected 2010 metallurgical quality production is committed for sale to the utility market. Over the next couple of years, we expect to be able to move these metallurgical quality tons into the global metallurgical market by utilizing our established sales network and blending capabilities, thereby increasing our overall metallurgical coal sales by approximately 5.0 million tons annually without the need for additional development capital. In addition, once we have integrated Cumberland into our operations, we believe the increase in the size of our business will enable us to reduce certain redundant costs and generate improved economies of scale. These synergies are expected to result from sharing of operational best practices, purchasing synergies and working capital optimization.

Benefit from favorable contract pricing resulting in enhanced margins and immediate cash flow contribution.    As of February 28, 2010, Cumberland had committed coal sales of approximately 8.5 million tons in 2010, 6.5 million tons in 2011 and 1.9 million tons in 2012. This coal is committed and priced at attractive average sales prices of approximately $79 per ton in 2010, $80 per ton in 2011 and $73 per ton in 2012. Cumberland is a profitable company that emphasizes high volume and productivity, low-cost production and low legacy liabilities. The Cumberland business has historically required relatively modest capital expenditures and generated positive cash flow. In 2009, Cumberland had capital expenditures of approximately $42 million and produced coal at an average cash cost per ton in the mid-$50s.

First Quarter 2010 Update

Although we only have preliminary data with respect to our projected first quarter 2010 results, operating results for the first two months of 2010 were below our internal operating forecast and the full first quarter 2010 results are currently anticipated to also be below forecasted operating results. The shortfall to the operating plan in the first two months was largely the result of continuing weather- related disruptions of coal production and shipments. We currently expect tons sold in the first quarter of 2010 to be in the range of 8.0 million to 8.6 million. We do not intend to update this forecast and actual results for the first quarter of 2010 may be affected by factors other than what is set forth herein.

CORPORATE INFORMATION

A.T. Massey was originally incorporated in Richmond, Virginia in 1920 as a coal brokering business. In the late 1940s, A.T. Massey expanded its business to include coal mining and processing. In 1974, St. Joe Minerals acquired a majority interest in A.T. Massey. In 1981, St. Joe Minerals was acquired by Fluor Corporation. A.T. Massey was wholly owned by Fluor Corporation from 1987 until November 30, 2000. On November 30, 2000, we completed a reverse spin-off which separated Fluor Corporation into two entities: the “new” Fluor Corporation and Fluor Corporation which retained our coal-related businesses and was subsequently renamed Massey Energy Company. Massey Energy Company has been a separate, publicly traded company since December 1, 2000.

Our principal executive offices are located at 4 North 4th Street, Richmond, Virginia 23219. Our telephone number is (804) 788-1800. Our website is www.masseyenergyco.com. Information on our website is not part of this prospectus supplement.

The offering

Issuer	Massey Energy Company

Common stock we are offering	8,500,000 shares

Over-allotment option	1,275,000 shares

Common stock to be outstanding after this offering(1)	95,178,561 shares

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated expenses of the offering, will be approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option in full) assuming a public offering price of $ per share. We intend to use the net proceeds of this offering to fund a portion of the cash consideration payable in connection with the Cumberland Acquisition. However, the consummation of this offering is not contingent on the closing of the Cumberland Acquisition. If we do not consummate the Cumberland Acquisition, we will be required under our asset-based loan facility (“ABL Facility”) to use up to 50% of the net proceeds of this offering to prepay outstanding borrowings, if any, and cash collateralize outstanding letters of credit thereunder; we will retain broad discretion to use the remaining net proceeds for general corporate purposes, which may include other acquisitions or investments in business, products or technologies and repayment of indebtedness. See “Use of Proceeds.”

Risk factors	In analyzing an investment in the shares of common stock we are offering pursuant to this prospectus supplement, you should carefully consider, along with other matters included or incorporated by reference in this prospectus supplement or the accompanying prospectus, the information set forth under “Risk factors” in this prospectus supplement and the risks discussed in the documents incorporated by reference in this prospectus supplement, as they may be amended, updated or modified periodically in our reports filed with the SEC.

New York Stock Exchange symbol	MEE

(1)	The number of shares of our common stock outstanding after this offering is based on approximately 86,678,561 shares outstanding as of March 15, 2010 and excludes:

•

1,598,308 shares of our common stock issuable upon exercise of options outstanding as of March 15, 2010, at a weighted average exercise price of $27.76 per share, of which options to purchase 900,763 shares were exercisable as of that date at a weighted average exercise price of $29.50 per share;

•	287,113 shares of our common stock issuable upon conversion of our 2.25% convertible senior notes due 2024 (the “2.25% Notes”) outstanding as of March 15, 2010;

•	2,693,940 shares of our common stock available for future grant under our existing equity incentive plans as of March 15, 2010;

•	shares of our common stock to be issued to the Sellers who are receiving shares of our common stock upon consummation of the Cumberland Acquisition; and

•	1,275,000 shares of our common stock that may be purchased by the underwriters to cover over-allotments, if any.

In addition, the 3.25% convertible senior notes due 2015 (the “3.25% Notes”) are convertible under certain circumstances and during certain periods into (i) cash, up to the aggregate principal amount of the 3.25% Notes subject to conversion and (ii) cash, shares of common stock or a combination thereof, at our election in respect to the remainder (if any) of our conversion obligation. See “Risk factors—Risks Related to the Offering—We may issue additional shares of common stock, preferred stock or securities convertible into equity securities and thereby materially and adversely affect the price of our common stock.”

Unless we specifically state otherwise, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase up to 1,275,000 shares of our common stock to cover over-allotments, if any.

Summary historical financial statements and operating data and pro forma financial information

The following tables set forth certain historical financial statements and operating data for Massey and Cumberland, as well as certain pro forma financial information prepared to illustrate the effect of the Cumberland Acquisition and this offering.

MASSEY HISTORICAL FINANCIAL INFORMATION

The following table sets forth a summary of certain of our historical consolidated financial statements and operating data for the dates and periods indicated. The summary historical consolidated financial statements and operating data for, and as of the end of, the years ended December 31, 2009, 2008 and 2007, have been derived from our audited consolidated financial statements. The historical consolidated financial statements and operating data should be read in conjunction with “Management’s discussion and analysis of financial conditions and results of operations” and our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2009, which Form 10-K is incorporated by reference in this prospectus supplement.

	Year ended December 31,
(in millions, except per share amounts)	2009	2008 As Adjusted(1)	2007
Consolidated Statements of Income Data:
Produced coal revenue	$2,318.5	$2,559.9	$2,054.4
Freight and handling revenue	218.2	306.4	167.6
Purchased coal revenue	62.7	30.7	108.2
Other revenue	91.8	92.8	83.3

Total revenue	2,691.2	2,989.8	2,413.5

Cost of produced coal revenue	1,850.0	1,910.9	1,641.9
Freight and handling costs	218.2	306.4	167.6
Cost of purchased coal revenue	57.1	28.5	95.2
Depreciation, depletion and amortization, applicable to:
Cost of produced coal revenue	268.3	253.8	242.7
Selling, general and administrative	1.9	3.6	3.3
Selling, general and administrative	97.4	77.0	75.8
Other expense	8.7	3.2	7.3
Litigation charge	—	250.1	—
Loss on financing transactions	0.2	5.0	—
(Gain) loss on derivative instruments	(37.6)	22.6	—

Total costs and expenses	2,464.2	2,861.1	2,233.8

Income before interest and taxes	227.0	128.7	179.7
Interest income	12.6	23.5	23.9
Interest expense	(102.3)	(96.8)	(74.1)
Loss on short-term investment	—	(6.5)	—

Income before taxes	137.3	48.9	129.5
Income tax expense	(32.9)	(1.1)	(35.4)

Net income	$104.4	$47.8	$94.1

Income per share: Basic(2)	$1.23	$0.58	$1.17

Diluted(2)	$1.22	$0.58	$1.17

Dividends declared per share	$0.24	$0.21	$0.17

	Year ended December 31,
(in millions)	2009	2008 As Adjusted(1)	2007
Consolidated Balance Sheet Data:
Working capital	$869.7	$731.3	$519.5
Total assets	3,799.7	3,672.4	2,860.7
Long-term debt	1,295.6	1,310.2	1,102.7
Shareholders’ equity	1,256.3	1,126.6	784.0

	Year ended December 31,
(in millions, except per ton data)	2009	2008 As Adjusted(1)	2007
Other Data:
EBIT(3)	$227.0	$128.7	$179.7
EBITDA(3)	$497.2	$386.1	$425.7
Average cash cost per ton sold(4)	$50.48	$46.65	$41.20
Produced coal revenue per ton sold	$63.26	$62.50	$51.55
Capital expenditures	$274.5	$736.5	$270.5
Produced tons sold	36.7	41.0	39.9
Tons produced	38.0	41.1	39.5
Number of employees	5,851	6,743	5,407

(1)	Amounts for the twelve months ended December 31, 2008, have been adjusted in accordance with accounting guidance related to our 3.25% Notes, effective January 1, 2009. See Note 6 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for further discussion.

(2)	In accordance with accounting principles generally accepted in the U.S. (“GAAP”), the effect of certain dilutive securities was excluded from the calculation of the diluted income per share for the years ended December 31, 2009, 2008 and 2007, as such inclusion would result in antidilution.

(3)	EBIT is defined as Income before interest and taxes. EBITDA is defined as Income before interest and taxes before deducting Depreciation, depletion, and amortization (“DD&A”). Although neither EBIT nor EBITDA are measures of performance calculated in accordance with GAAP, we believe that both measures are useful to an investor in evaluating us, because they are widely used in the coal industry as measures to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. Neither EBIT nor EBITDA purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP. In addition, because neither EBIT nor EBITDA are calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Net income to EBIT and to EBITDA:

	Year ended December 31,
(in millions)	2009	2008 As Adjusted(1)	2007
Net income	$104.4	$47.8	$94.1
Income tax expense	32.9	1.1	35.4
Net interest expense and loss on short term investment	89.7	79.8	50.2

EBIT	227.0	128.7	179.7
Depreciation, depletion and amortization	270.2	257.4	246.0

EBITDA	$497.2	$386.1	$425.7

(4)	Average cash cost per ton is calculated as the sum of Cost of produced coal revenue (excluding Selling, general and administrative expense and DD&A), divided by the number of produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with GAAP, we believe that it is useful to investors in evaluating us because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Total costs and expenses to Average cash cost per ton:

	Year ended December 31,
(in millions, except per ton data)	2009	2008 As Adjusted(1)	2007
Total costs and expenses	$2,464.2	$2,861.1	$2,233.8
Less: Freight and handling costs	218.2	306.4	167.6
Less: Cost of purchased coal revenue	57.1	28.5	95.2
Less: Depreciation, depletion and amortization	270.2	257.4	246.0
Less: Selling, general and administrative	97.4	77.0	75.8
Less: Other expense	8.7	3.2	7.3
Less: Litigation charge	—	250.1	—
Less: Loss on financing transactions	0.2	5.0	—
Less: (Gain) loss on derivative instruments	(37.6)	22.6	—

Average cash cost	$1,850.0	$1,910.9	$1,641.9

Average cash cost per ton	$50.48	$46.65	$41.20

CUMBERLAND HISTORICAL FINANCIAL INFORMATION

The following table sets forth a summary of certain of Cumberland’s historical combined financial statements for the dates and periods indicated. The summary historical combined financial statements for the years ended December 31, 2009, 2008 and 2007, and as of December 31, 2009 and 2008, have been derived from Cumberland’s audited combined financial statements. The historical combined financial statements should be read in conjunction with the audited combined financial statements and related notes of Cumberland included in our Current Report on Form 8-K filed with the SEC on March 22, 2010, which Form 8-K is incorporated by reference in this prospectus supplement.

	Year ended December 31,
(in millions)	2009	2008	2007
Combined Statements of Income Data:
Coal revenues	$550.2	$513.6	$395.8
Other revenues	0.9	3.8	3.6

Total revenues	551.1	517.4	399.4

Costs and expenses:
Cost of coal revenues (exclusive of items shown separately below)	424.4	395.8	330.7
Depreciation and amortization	22.6	23.2	15.5
Selling, general and administrative (exclusive of depreciation and amortization shown above)	13.2	11.3	9.3

Total costs and expenses	460.2	430.3	355.5

Gain on sale of fixed assets	1.1	0.8	0.8

Income from operations	92.0	87.9	44.7

Other income (expense)
Interest income	0.3	0.8	1.9
Interest expense	(0.5)	(0.7)	(0.5)
Realized loss on sale of marketable securities	—	—	—
Other, net	0.1	—	—

Total other income (expense), net	(0.1)	0.1	1.4

Income before income taxes	91.9	88.0	46.1
Income tax expense	—	—	(0.1)

Net income	$91.9	$88.0	$46.0

	December 31,
(in millions)	2009	2008
Combined Balance Sheet Data:
Working capital	$67.8	$63.9
Total assets	216.9	191.8
Long-term debt, net of current portion	6.4	7.0
Total stockholders’ equity and members’ capital	163.3	138.9

Note:	There is no provision for federal or state income taxes in 2009 or 2008 because the Cumberland entities are either taxed under the provision of Subchapter S of the Internal Revenue Code of 1986, as amended (the “Code”), or are limited liability companies, which are taxed as partnerships. As such, Cumberland is not subject to corporate-level tax.

SUMMARY PRO FORMA FINANCIAL INFORMATION

The following table sets forth a summary of certain of our unaudited pro forma condensed consolidated financial information for the dates and periods indicated. The summary unaudited pro forma condensed consolidated financial information has been prepared to illustrate the effect of the Cumberland Acquisition and this offering. The unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of Massey and Cumberland, giving effect to the Cumberland Acquisition and this offering as if each had occurred on December 31, 2009. The unaudited pro forma condensed consolidated statements of income combine the historical statements of income of Massey and Cumberland, giving effect to the Cumberland Acquisition and this offering as if each had occurred on January 1, 2009. The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Cumberland Acquisition and this offering, (ii) factually supportable and (iii) with respect to the statements of income, expected to have a continuing impact on the operating results of the combined company. The information below should be read in conjunction with the unaudited pro forma condensed consolidated financial information and the related notes included elsewhere in this prospectus supplement, the audited consolidated financial statements and related notes of Massey included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the audited combined financial statements and related notes of Cumberland included in our Current Report on Form 8-K filed with the SEC on March 22, 2010 and incorporated by reference herein.

The summary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have actually been shown had the Cumberland Acquisition and this offering been completed at the beginning of 2009 or as of December 31, 2009, respectively, nor is it indicative of our future results of operations or financial position.

(in millions, except per share amounts)	Pro forma year ended December 31, 2009
Consolidated Statement of Income Data:
Produced coal revenue	$2,868.7
Freight and handling revenue	218.2
Purchased coal revenue	62.7
Other revenue	104.9

Total revenue	3,254.5

Cost of produced coal revenue	2,285.4
Freight and handling costs	218.2
Cost of purchased coal revenue	57.1
Depreciation, depletion and amortization, applicable to:
Cost of produced coal revenue	381.0
Selling, general and administrative	1.9
Selling, general and administrative	109.3
Other expense	8.7
Loss on financing transactions	0.2
(Gain) on derivative instruments	(37.6)

Total costs and expenses	3,024.2

Income before interest and taxes	230.3
Interest income	12.9
Interest expense	(102.4)

Income before taxes	140.8
Income tax expense	(34.2)

Net income	$106.6

Income per share
Basic	$1.07
Diluted	$1.06
Shares used to calculate income per share
Basic	99.9
Diluted	100.5

(in millions)	Pro forma as of December 31, 2009
Consolidated Balance Sheet Data:
Working capital	$649.4
Total assets	4,659.9
Long-term debt	1,295.6
Shareholders’ equity	1,981.2

Risk factors

An investment in our common stock offered by this prospectus supplement involves a high degree of risk. Before deciding to invest in our common stock you should carefully consider the risks discussed below and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2009, including Item 1. Business, under the headings “Customers and Coal Contracts,” “Competition,” “Environmental, Safety and Health Laws and Regulations,” Item 1A. Risk Factors, Item 3. Legal Proceedings and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations as updated in our future SEC filings incorporated by reference in this prospectus supplement, in addition to the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business and results of operations. If any of these risks actually materializes, our business, financial condition and results of operations would suffer. In such event, the market price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO THE CUMBERLAND ACQUISITION

Cumberland’s operations currently consist of 25 underground mines, 19 of which are self-operated and six of which are contracted, and two surface mines, both of which are contracted, in Kentucky and Virginia. A portion of Cumberland’s workforce includes contract employees and substantially all of its mining operations occur on properties that it leases. Cumberland’s business, financial condition and results of operations are subject to many of the same risks associated with our operations. For a discussion of the risks we face, see the introductory paragraph above and “—Risks Related to our Business below.”

The offering of shares of common stock is not conditioned upon the consummation of the Cumberland Acquisition.

This offering of shares of common stock is not conditioned upon the consummation of the Cumberland Acquisition. Accordingly, by purchasing the common stock, you are investing in Massey on a stand-alone basis, without the business of Cumberland if we do not consummate the Cumberland Acquisition. Although certain information included in this prospectus supplement generally assumes consummation of the Cumberland Acquisition, we cannot assure you that the Cumberland Acquisition will be consummated on the terms described herein or at all. The consummation of the Cumberland Acquisition is subject to conditions, which may or may not be satisfied, and may be terminated in certain circumstances, including if the transaction is not consummated by June 14, 2010 or by mutual agreement. If we do not consummate the Cumberland Acquisition, we are required under our ABL Facility to use up to 50% of the net proceeds from this offering to prepay outstanding borrowings, if any, and cash collateralize outstanding letters of credit thereunder; we will retain broad discretion to use the remaining net proceeds for general corporate purposes, which may include other acquisitions or investments in business, products or technologies and repayment of indebtedness.

Failure to complete the Cumberland Acquisition could negatively impact our stock price and our future business and financial results.

Consummation of the Cumberland Acquisition is subject to customary closing conditions, including governmental approvals. In addition, either we or Cumberland may terminate the Purchase Agreement if the Cumberland Acquisition is not completed by June 14, 2010, or by mutual agreement. If the

Risk factors

Cumberland Acquisition is not completed for any reason, our ongoing business and financial results may be adversely affected, and we will be subject to a number of risks, including the following:

•	we will be required to pay certain costs relating to the Cumberland Acquisition, whether or not the Cumberland Acquisition is completed, such as legal, accounting and financial advisor fees; and

•

matters relating to the Cumberland Acquisition (including integration planning) may require substantial commitments of time and resources by our management, whether or not the Cumberland Acquisition is completed, which could otherwise have been devoted to other opportunities that may have been beneficial to us.

We may also be subject to litigation related to any failure to complete the Cumberland Acquisition. If the Cumberland Acquisition is not completed, these risks may materialize and may adversely affect our business, financial results and financial condition, as well as the price of our common stock, which will cause the value of your investment to decline.

We cannot provide any assurance that the Cumberland Acquisition will be completed, that there will not be a delay in the completion of the Cumberland Acquisition, that we or the Sellers will not waive any closing conditions or that all or any of the anticipated benefits of the Cumberland Acquisition will be obtained. We currently anticipate that the Cumberland Acquisition will close in the second quarter of 2010. In the event the Cumberland Acquisition is materially delayed or not completed for any reason, the price of our common stock may decline.

We may not realize the expected benefits of the Cumberland Acquisition because of integration difficulties and other challenges.

The success of the Cumberland Acquisition will depend, in part, on our ability to realize the anticipated benefits from integrating Cumberland’s business with our existing businesses. The integration process may be complex, costly and time-consuming. The difficulties of integrating the operations of Cumberland’s business include, among others:

•	failure to implement our business plan for the combined business;

•	unanticipated issues in integrating Cumberland’s operations with ours;

•	unanticipated disruptions in our business, including relationships with customers;

•	unanticipated changes in applicable laws and regulations;

•	failure to retain key employees;

•	failure to retain key customers;

•	failure to increase metallurgical coal production or sales;

•	operating risks inherent in Cumberland’s business and our business;

•	the impact on our internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”);

•	unanticipated issues, expenses and liabilities; and

•	difficulties in fully identifying and evaluating potential liabilities, risks and operating issues.

We may not be able to maintain the levels of revenue, earnings or operating efficiency that each of Massey and Cumberland had achieved or might achieve separately. In addition, we may not accomplish the integration of Cumberland’s business smoothly, successfully or within the anticipated costs or timeframe.

Risk factors

We face risks associated with the Purchase Agreement in connection with the Cumberland Acquisition.

There may be liabilities and risks resulting from the Cumberland Acquisition that are not presently known to us or that are underestimated. As part of the Cumberland Acquisition, we will assume all liabilities of Cumberland that are not satisfied prior to closing. If we become aware of any material adverse information concerning Cumberland after the closing of the Cumberland Acquisition, we would have limited rights of recovery and may suffer material losses. All of the representations and warranties provided by Cumberland in the Purchase Agreement terminate at the closing of the Cumberland Acquisition (other than certain representations relating to corporate organization, authority, ownership of equity interests and certain tax matters, which survive indefinitely) and all of the covenants and agreements of Cumberland in the Purchase Agreement terminate upon closing (other than covenants that by their terms contemplate performance after closing) so our rights to pursue a remedy for breach of any such representations and warranties or covenants will terminate upon closing of the Cumberland Acquisition. In addition, the Purchase Agreement provides that indemnification is the exclusive remedy, however, we have no right to seek indemnification from the Sellers with respect to a breach of any such representations and warranties or covenants, and there is no escrow of cash to provide security for their indemnification obligations. A material breach of any such representation or warranties or covenants or a material loss associated with the Cumberland Acquisition for which there is no indemnification could negatively affect our results of operations and our financial condition and reduce the anticipated benefits of the Cumberland Acquisition.

In addition, although we can refuse to complete the Cumberland Acquisition if a “material adverse effect” (as defined in the Purchase Agreement) occurs with regard to Cumberland, we must still complete the Cumberland Acquisition if adverse changes occur in the business of Cumberland that do not fall within the definition of “material adverse effect” or are adverse changes that are specifically excluded from the definition of “material adverse effect.” Consummating the transaction under these circumstances may have a negative effect on our business and in turn may reduce the value of the transaction to our stockholders.

Finally, the Purchase Agreement provides for a cap on the number of shares of our common stock that we may issue in the Cumberland Acquisition so that no approval by our stockholders would be required under NYSE rules. This cap would only apply if the average closing price of our common stock for the 20 trading days ending on the day prior to closing of the Cumberland Acquisition is below approximately $16.81 per share, assuming completion of this offering and based on the number of shares outstanding as of March 15, 2010. Any difference between $320 million and the value of our common stock to be issued to the Sellers would need to be made up with additional cash to be paid by us.

Cumberland is a privately-held company and the new obligations of becoming part of a public company may require significant resources and management attention.

Upon consummation of the Cumberland Acquisition, we will acquire a privately-held company that has not previously been required to prepare or file periodic and other reports with the SEC under applicable federal securities laws, to comply with the requirements of the federal securities laws applicable to public companies, including rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, or to document and assess the effectiveness of its internal control over financial reporting in order to satisfy the requirements of Section 404 of Sarbanes-Oxley. We will need to include an assessment of our internal control over financial reporting that includes the Cumberland business in our periodic reports by December 31, 2011. Establishing, testing and maintaining an effective system of internal control over financial reporting requires significant resources and time commitments on the part

Risk factors

of our management and our finance and accounting staff, may require additional staffing and infrastructure investments, and could increase our legal, insurance and financial compliance costs and may divert the attention of management. In addition, our actual operating costs may exceed our projected operating costs as set forth in our pro forma financials. Moreover, if we discover aspects of Cumberland’s internal control over financial reporting that require improvement, we cannot be certain that our remedial measures will be effective. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could adversely affect our financial and operating results, investor’s confidence or increase our risk of material weakness in internal controls.

We will incur transaction and acquisition-related costs in connection with the Cumberland Acquisition whether or not the Cumberland Acquisition is completed.

We have already incurred and expect to incur costs in connection with the Cumberland Acquisition whether or not the Cumberland Acquisition is completed. We estimate that we will incur direct transaction costs of approximately $3.3 million associated with the Cumberland Acquisition and certain expenses of this offering. We expect these costs will be non-recurring transaction expenses and costs. There is no assurance that the actual costs will not exceed these estimates.

The market price of our common stock may decline as a result of the Cumberland Acquisition.

The market price of our common stock may decline as a result of the Cumberland Acquisition if, among other things, we are unable to achieve the expected growth in earnings, if the synergy estimates in connection with the integration of Cumberland’s business are not realized, or if the transaction costs related to the Cumberland Acquisition are greater than expected. The market price of our common stock also may decline if we do not achieve the perceived benefits of the Cumberland Acquisition as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Cumberland Acquisition on our financial results is not consistent with the expectations of financial or industry analysts.

Following the Cumberland Acquisition, we will have goodwill and intangible assets on our consolidated financial statements that are subject to impairment based upon future adverse changes in our business or prospects.

At December 31, 2009, as a result of the Cumberland Acquisition, on a pro forma basis based on a preliminary estimate of the allocation of the purchase price for the Cumberland Acquisition, we would have had goodwill of $82.5 million and $58.2 million of identifiable intangible assets. We will evaluate goodwill for impairment annually in the fourth quarter, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Goodwill impairment is indicated when the book value of these assets exceeds fair value. Impairment of identifiable intangible assets is recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying value. The carrying value of the assets is then reduced to their estimated fair value. The value of goodwill and intangible assets from the allocation of purchase price from the Cumberland Acquisition will be derived from our business operating plans and is susceptible to an adverse change in demand, input costs or general changes in our business or industry and could require an impairment charge in the future.

Risk factors

The historical and unaudited pro forma financial information included elsewhere and incorporated by reference in this prospectus supplement may not be representative of our combined results after the Cumberland Acquisition, and accordingly, you have limited financial information on which to evaluate the combined company and your investment decision.

We and Cumberland have been operated as separate entities prior to the Cumberland Acquisition. We have had no prior history as a combined company. The historical financial statements of Cumberland may be different from those that would have resulted had Cumberland been operated as part of Massey or from those that may result in the future from Cumberland being operated as a part of Massey. The pro forma financial information, which was prepared in accordance with Article 11 of the SEC’s Regulation S-X, is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Cumberland Acquisition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Cumberland’s net assets. The purchase price allocation reflected in this prospectus supplement is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Cumberland as of the date of the completion of the Cumberland Acquisition. The unaudited pro forma condensed consolidated statement of income does not reflect future nonrecurring charges resulting from the Cumberland Acquisition. It also does not reflect future events that may occur after the Cumberland Acquisition, including the costs related to the integration of Cumberland, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The pro forma financial information presented in this prospectus supplement is based in part on certain assumptions regarding the Cumberland Acquisition that we believe are reasonable under the circumstances. We cannot assure you that our assumptions will prove to be accurate over time.

The completion and timing of the Cumberland Acquisition is subject to review by government entities under the HSR Act that could delay completion of the Cumberland Acquisition or impose conditions that could have a material adverse effect on us or that could cause the Cumberland Acquisition not to be completed.

The Cumberland Acquisition is subject to review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission under the HSR Act. Under the HSR Act, Massey and Cumberland are required to make pre-merger notification filings and the completion of the Cumberland Acquisition is conditioned upon, among other things, the expiration or earlier termination of the applicable waiting period under the HSR Act. If the Cumberland Acquisition is challenged, we cannot assure you that such a challenge would not be successful. Any such challenge may seek to enjoin the Cumberland Acquisition, impose conditions on the completion of the Cumberland Acquisition or require changes to the terms of the Cumberland Acquisition. Such conditions or changes could have the effect of preventing or delaying completion of the Cumberland Acquisition or imposing additional costs on us or limiting our revenues following the Cumberland Acquisition, any of which could have a material adverse effect on us.

RISKS RELATED TO OUR BUSINESS

We could be negatively impacted by the competitiveness of the markets in which we compete and declines in the market demand for coal.

We compete with coal producers in various regions of the U.S. and overseas for domestic and international sales. Continued domestic demand for our coal and the prices that we will be able to obtain

Risk factors

primarily will depend upon coal consumption patterns of the domestic electric utility industry and the domestic steel industry. Consumption by the domestic utility industry is affected by the demand for electricity, environmental and other governmental regulations, technological developments and the price of competing coal and alternative fuel supplies including nuclear, natural gas, oil and renewable energy sources, including hydroelectric power. Consumption by the domestic steel industry is primarily affected by economic growth and the demand for steel used in construction as well as appliances and automobiles. In recent years, the competitive environment for coal was impacted by sustained growth in a number of the largest markets in the world, including the U.S., China, Japan and India, where demand for both electricity and steel have supported pricing for steam and metallurgical coal. The economic stability of these markets has a significant effect on the demand for coal and the level of competition in supplying these markets. The cost of ocean transportation and the value of the U.S. dollar in relation to foreign currencies significantly impact the relative attractiveness of our coal as we compete on price with other foreign coal producing sources. During the last several years, the U.S. coal industry has experienced increased consolidation, which has contributed to the industry becoming more competitive. Increased competition by competing coal producers or producers of alternate fuels in the markets in which we serve could cause a decrease in demand and/or pricing for our coal, adversely impacting our cash flows, results of operations or financial condition.

Portions of our coal reserves possess quality characteristics that enable us to mine, process and market them as either metallurgical coal or high quality steam coal, depending on the prevailing conditions in the markets for metallurgical and steam coal. A decline in the metallurgical market relative to the steam market could cause us to shift coal from the metallurgical market to the steam market, potentially reducing the price we could obtain for this coal and adversely impacting our cash flows, results of operations or financial condition.

Demand for our coal depends on its price and quality and the cost of transporting it to our customers.

Coal prices are influenced by a number of factors and may vary dramatically by region. The two principal components of the price of coal are the price of coal at the mine, which is influenced by mine operating costs and coal quality, and the cost of transporting coal from the mine to the point of use. The cost of mining the coal is influenced by geologic characteristics such as seam thickness, overburden ratios and depth of underground reserves. Underground mining is generally more expensive than surface mining as a result of higher costs for labor (including reserves for future costs associated with labor benefits and health care) and capital costs (including costs for mining equipment and construction of extensive ventilation systems). As of January 31, 2010, we operated 42 active underground mines, including two which employ both room and pillar and longwall mining, and 14 active surface mines, with 12 highwall miners.

Transportation costs represent a significant portion of the delivered cost of coal and, as a result, the cost of delivery is a critical factor in a customer’s purchasing decision. Increases in transportation costs could make coal a less competitive source of energy. Such increases could have a material impact on our ability to compete with other energy sources and on our cash flows, results of operations or financial condition. Conversely, significant decreases in transportation costs could result in increased competition from coal producers in other parts of the country or the world, including coal imported into the U.S. For instance, coal mines in the western U.S. could become an increasingly attractive source of coal to consumers in the eastern part of the U.S. if the costs of transporting coal from the west were significantly reduced and/or rail capacity was increased.

Risk factors

A significant decline in coal prices in general could adversely affect our operating results and cash flows.

Our results are highly dependent upon the prices we receive for our coal. Decreased demand for coal, both domestically and internationally, could cause spot prices and the prices we are able to negotiate on long-term contracts to decline. The lower prices could negatively affect our cash flows, results of operations or financial condition, if we are unable to increase productivity and/or decrease costs in order to maintain our margins.

We depend on continued demand from our customers.

Reduced demand from or the loss of our largest customers could have an adverse impact on our ability to achieve projected revenue. Decreases in demand may result from, among other things, a reduction in consumption by the electric generation industry and/or the steel industry, the availability of other sources of fuel at cheaper costs and a general slow-down in the economy. When our contracts with customers expire, there can be no assurance that the customers either will extend or enter into new long-term contracts or, in the absence of long-term contracts, that they will continue to purchase the same amount or quality of coal as they have in the past or on terms, including pricing terms, as favorable as under existing arrangements. In the event that a large customer account is lost or a long-term contract is not renewed, profits could suffer if alternative buyers are not willing to purchase our coal on comparable terms.

There may be adverse changes in price, volume or terms of our existing coal supply agreements.

Many of our coal supply agreements contain provisions that permit the parties to adjust the contract price upward or downward at specified times. These contracts may be adjusted based on inflation or deflation and/or changes in the factors affecting the cost of producing coal, such as taxes, fees, royalties and changes in the laws regulating the mining, production, sale or use of coal. In a limited number of contracts, failure of the parties to agree on a price under those provisions may allow either party to terminate the contract. Coal supply agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or the customer for the duration of specified events beyond the control of the affected party. Most coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, grindability and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts.

Our financial condition may be adversely affected if we are required by some of our customers to provide performance assurances for certain below-market sales contracts.

Contracts covering a significant portion of our contracted sales tons contain provisions that could require us to provide performance assurances if we experience a material adverse change or, under certain other contracts, if the customer believes our creditworthiness has become unsatisfactory. Generally, under such contracts, performance assurances are only required if the contract price per ton of coal is below the current market price of the coal. In addition, we may from time to time enter into coal sale agreements that require a posting of collateral to the extent we are “out of the money” on the total contracted sales in excess of $15 million (as of December 31, 2009, no posting was required). Certain of the contracts limit the amount of performance assurance to a per ton amount in excess of the contract price, while others have no limit. The performance assurances are generally provided by the posting of a letter of credit, cash collateral, other security, or a guaranty from a creditworthy guarantor. As of December 31, 2009, we have not received any requests from any of our customers to provide

Risk factors

performance assurances. If we are required to post performance assurances on some or all of our contracts with performance assurances provisions, there could be a material adverse impact on our cash flows, results of operations or financial condition.

The level of our indebtedness could adversely affect our ability to grow and compete and prevent us from fulfilling our obligations under our contracts and agreements.

At December 31, 2009, we had $1,319.1 million of total indebtedness outstanding, which represented 51.2% of our total book capitalization. We have significant debt, lease and royalty obligations. Our ability to satisfy these obligations and to effect any refinancing of indebtedness will depend upon future operating performance, which will be affected by prevailing economic conditions in the markets that we serve as well as financial, business and other factors, many of which are beyond our control. We may be unable to generate sufficient cash flow from operations and future borrowings, or other financings may be unavailable in an amount sufficient to enable us to fund our debt service, lease and royalty payment obligations or our other liquidity needs. We also may be able to incur substantial additional indebtedness in the future under the terms of our ABL Facility or by other means. Our ABL Facility provides for a revolving line of credit of up to $175.0 million, of which $98.4 million was available as of December 31, 2009. The addition of new debt to our current debt levels could increase the related risks that we now face.

Our relative amount of debt could have material consequences to our business, including, but not limited to (i) making it more difficult to satisfy debt covenants and debt service, lease payments and other obligations; (ii) making it more difficult to pay quarterly dividends as we have in the past; (iii) increasing our vulnerability to general adverse economic and industry conditions; (iv) limiting our ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures or other general corporate requirements; (v) reducing the availability of cash flows from operations to fund acquisitions, working capital, capital expenditures or other general corporate purposes; (vi) limiting our flexibility in planning for, or reacting to, changes in the business and the industry in which we compete; or (vii) placing us at a competitive disadvantage with competitors with relatively lower amounts of debt.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our debt payment obligations.

The covenants in our credit facility and the indentures governing debt instruments impose restrictions that may limit our operating and financial flexibility.

Our ABL Facility contains a number of significant restrictions and covenants that may limit our ability and our subsidiaries’ ability to, among other things: (1) incur additional indebtedness; (2) increase common stock dividends above specified levels; (3) make loans and investments; (4) prepay, redeem or repurchase debt; (5) engage in mergers, consolidations and asset dispositions; (6) engage in affiliate transactions; (7) create any lien or security interest in any real property or equipment; (8) engage in sale and leaseback transactions; and (9) make distributions from subsidiaries. A decline in our operating results or other adverse factors, including a significant increase in interest rates, could result in us being unable to comply with certain covenants contained in the ABL Facility, which become operative only when our Average Excess Availability (as defined in the ABL Facility) is less than $30 million. These financial covenants include a Minimum Consolidated Fixed Charge Ratio of 1.00 to 1.00 and a minimum Consolidated Net Worth of $550 million under the terms of the ABL Facility (currently approximately $400 million as adjusted for Accounting Changes).

The indentures governing certain of our senior notes also contain a number of significant restrictions and covenants that may limit our ability and our subsidiaries’ ability to, among other things: (1) incur

Risk factors

additional indebtedness; (2) subordinate indebtedness to other indebtedness unless such subordinated indebtedness is also subordinated to the notes; (3) pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness; (4) make investments; (5) sell assets and issue capital stock of restricted subsidiaries; (6) incur liens; (7) enter into agreements restricting our subsidiaries’ ability to pay dividends; (8) enter into sale and leaseback transactions; (9) enter into transactions with affiliates; and (10) consolidate, merge or sell all or substantially all of our assets.

If we violate these covenants and are unable to obtain waivers from our lenders, our debt under these agreements would be in default and could be accelerated by the lenders and, in the case of an event of default under our ABL Facility, it could permit the lenders to foreclose on our assets securing the loans under the ABL Facility. If the indebtedness is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our debt is in default for any reason, our cash flows, results of operations or financial condition could be materially and adversely affected. In addition, complying with these covenants may also cause us to take actions that are not favorable to our stockholders and holders of our senior notes and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

We are subject to being adversely affected by the potential inability to renew or obtain surety bonds.

Federal and state laws require bonds to secure our obligations to reclaim lands used for mining, to pay federal and state workers’ compensation and to satisfy other miscellaneous obligations. These bonds are typically renewable annually. Surety bond issuers and holders may not continue to renew the bonds or may demand additional collateral upon those renewals. We are also subject to increases in the amount of surety bonds required by federal and state laws as these laws change or the interpretation of these laws changes. Our failure to maintain, or inability to acquire, surety bonds that are required by state and federal law would have a material adverse impact on us, possibly by prohibiting us from developing properties that we desire to develop. That failure could result from a variety of factors including the following: (i) lack of availability, higher expense or unfavorable market terms of new bonds; (ii) restrictions on availability of collateral for current and future third-party surety bond issuers under the terms of our senior notes or revolving credit facilities; (iii) our inability to meet certain financial tests with respect to a portion of the post-mining reclamation bonds; and (iv) the exercise by third-party surety bond issuers of their right to refuse to renew or issue new bonds.

We depend on our ability to continue acquiring and developing economically recoverable coal reserves.

A key component of our future success is our ability to continue acquiring coal reserves for development that have the geological characteristics that allow them to be economically mined. Replacement reserves may not be available or, if available, may not be capable of being mined at costs comparable to those characteristics of the depleting mines. An inability to continue acquiring economically recoverable coal reserves could have a material impact on our cash flows, results of operations or financial condition.

We face numerous uncertainties in estimating economically recoverable coal reserves, and inaccuracies in estimates could result in lower than expected revenues, higher than expected costs and decreased profitability.

There are numerous uncertainties inherent in estimating quantities and values of economically recoverable coal reserves, including many factors beyond our control. As a result, estimates of economically recoverable coal reserves are by their nature uncertain. Information about our reserves

Risk factors

consists of estimates based on engineering, economic and geological data assembled and analyzed by us. Some of the factors and assumptions that impact economically recoverable reserve estimates include: (1) geological conditions; (2) historical production from the area compared with production from other producing areas; (3) the effects of regulations and taxes by governmental agencies; (4) future prices; and (5) future operating costs.

Each of these factors may vary considerably from the assumptions used in estimating reserves. For these reasons, estimates of the economically recoverable quantities of coal attributable to a particular group of properties may vary substantially. As a result, our estimates may not accurately reflect our actual reserves. Actual production, revenues and expenditures with respect to reserves will likely vary from estimates, and these variances may be material.

Mining in Central Appalachia is more complex and involves more regulatory constraints than mining in other areas of the U.S., which could affect our mining operations and cost structures in these areas.

The geological characteristics of Central Appalachian coal reserves, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. In addition, as compared to mines in other regions, permitting, licensing and other environmental and regulatory requirements are more costly and time consuming to satisfy. These factors could materially adversely affect the mining operations and cost structures of, and our customers’ ability to use coal produced by, our mines in Central Appalachia.

Defects in title or loss of any leasehold interests in our properties could limit our ability to mine these properties or result in significant unanticipated costs.

A significant portion of our mining operations occurs on properties that we lease. Title defects or the loss of leases could adversely affect our ability to mine the reserves covered by those leases. Our current practice is to obtain a title review from a licensed attorney prior to leasing property. We generally have not obtained title insurance in connection with acquisitions of coal reserves. In some cases, the seller or lessor warrants property title. Separate title confirmation sometimes is not required when leasing reserves where mining has occurred previously. Our right to mine some of our reserves may be adversely affected if defects in title or boundaries exist. In order to obtain leases to conduct our mining operations on property where these defects exist, we may have to incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases for properties containing additional reserves, or maintain our leasehold interests in properties where we have not commenced mining operations during the term of the lease.

If the coal industry experiences overcapacity in the future, our profitability could be impaired.

An increase in the demand for coal could attract new investors to the coal industry, which could spur the development of new mines, and result in added production capacity throughout the industry. Higher price levels of coal could also encourage the development of expanded capacity by new or existing coal producers. Any resulting increases in capacity could reduce coal prices and reduce our margins.

An inability of brokerage sources or contract miners to fulfill the delivery terms of their contracts with us could reduce our profitability.

We sometimes obtain coal from brokerage sources and contract miners to fulfill deliveries under our coal supply agreements. Some of our brokerage sources and contract miners may experience adverse geologic

Risk factors

mining, escalated operating costs and/or financial difficulties that make their delivery of coal to us at the contracted price difficult or uncertain. Our profitability or exposure to loss on transactions or relationships such as these may be affected based upon the reliability of the supply or the ability to substitute, when economical, third-party coal sources, with internal production or coal purchased in the market and other factors.

Decreased availability or increased costs of key equipment, supplies or commodities such as diesel fuel, steel, explosives, magnetite and tires could decrease our profitability.

Our operations are dependant on reliable supplies of mining equipment, replacement parts, explosives, diesel fuel, tires, magnetite and steel-related products (including roof bolts). If the cost of any mining equipment or key supplies increases significantly, or if they should become unavailable due to higher industry-wide demand or less production by suppliers, there could be an adverse impact on our cash flows, results of operations or financial condition. The supplier base providing mining materials and equipment has been relatively consistent in recent years, although there continues to be consolidation. This consolidation has resulted in a situation where purchases of explosives and certain underground mining equipment are concentrated with single suppliers. In recent years, mining industry demand growth has exceeded supply growth for certain surface and underground mining equipment and heavy equipment tires. As a result, lead times for certain items have generally increased.

Transportation disruptions could impair our ability to sell coal.

We are dependent on our transportation providers to provide access to markets. Disruption of transportation services because of weather-related problems, strikes, lockouts, fuel shortages or other events could temporarily impair our ability to supply coal to customers. Our ability to ship coal could be negatively impacted by a reduction in available and timely rail service. Lack of sufficient resources to meet a rapid increase in demand, a greater demand for transportation to export terminals and rail line congestion all could contribute to a disruption and slowdown in rail service. We continue to experience significant rail service delays and disruptions in service which are negatively impacting our ability to deliver coal to customers and which have been, and may continue to, adversely affect our results of operations.

Severe weather may affect our ability to mine and deliver coal.

Severe weather, including that which we have experienced this winter, including flooding and excessive ice or snowfall, when it occurs, can adversely affect our ability to produce, load and transport coal, which may negatively impact our cash flows, results of operations or financial condition.

Changes in federal or state income tax laws, particularly in the area of percentage depletion, could cause our financial position and profitability to deteriorate.

The federal government has been reviewing the income tax laws relating to the coal industry regarding percentage depletion benefits. If the percentage depletion tax benefit was reduced or eliminated, our cash flows, results of operations or financial condition could be materially impacted.

Federal, state and local laws and government regulations applicable to operations increase costs and may make our coal less competitive than other coal producers.

We incur substantial costs and liabilities under increasingly strict federal, state and local environmental, health and safety and endangered species laws, regulations and enforcement policies. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to

Risk factors

limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations. The costs of compliance with applicable regulations and liabilities assessed for compliance failure could have a material adverse impact on our cash flows, results of operations or financial condition.

New legislation and new regulations may be adopted which could materially adversely affect our mining operations, cost structure or our customers’ ability to use coal. New legislation and new regulations may also require us, as well as our customers, to change operations significantly or incur increased costs. The U.S. Environmental Protection Agency (the “EPA”) has undertaken broad initiatives to increase compliance with emissions standards and to provide incentives to our customers to decrease their emissions, often by switching to an alternative fuel source or by installing scrubbers or other expensive emissions reduction equipment at their coal-fired plants.

Concerns about the environmental impacts of coal combustion, including perceived impacts on global climate change, are resulting in increased regulation of coal combustion in many jurisdictions, and interest in further regulation, which could significantly affect demand for our products.

The Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. Such regulation may require significant emissions control expenditures for many coal-fired power plants. As a result, the generators may switch to other fuels that generate less of these emissions or install more effective pollution control equipment, possibly reducing future demand for coal and the construction of coal-fired power plants. The majority of our coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in specified increases in the cost of coal or its use.

Global climate change continues to attract considerable public and scientific attention. Widely publicized scientific reports, such as the Fourth Assessment Report of the Intergovernmental Panel on Climate Change released in 2007, have also engendered widespread concern about the impacts of human activity, especially fossil fuel combustion, on global climate change. A considerable and increasing amount of attention in the U.S. is being paid to global climate change and to reducing greenhouse gas emissions, particularly from coal combustion by power plants. According to the EIA report, “Emissions of Greenhouse Gases in the U.S. 2007,” coal combustion accounts for 30% of man-made greenhouse gas emissions in the U.S. Legislation was introduced in Congress in the past several years to reduce greenhouse gas emissions in the U.S. and, although no bills to reduce such emissions have yet to pass both houses of Congress, in June 2009 the U.S. House of Representatives passed the so-called Waxman-Markey bill that would reduce greenhouse gas emissions and bills to reduce such emissions remain pending and others are likely to be introduced. President Obama campaigned in favor of a “cap-and-trade” program to require mandatory greenhouse gas emissions reductions and since his election has continued to express support for such legislation, contrary to the previous administration. The U.S. Supreme Court’s 2007 decision in Massachusetts v. Environmental Protection Agency ruled that EPA improperly declined to address carbon dioxide impacts on climate change in a rulemaking related to new motor vehicles. The reasoning of the court decision could affect other federal regulatory programs, including those that directly relate to coal use. The EPA under the current administration has taken a number of steps towards regulating greenhouse gas emissions under the Clean Air Act, including its Mandatory Reporting of Greenhouse Gases Rule published in October 2009, its “endangerment” and “cause or contribute” findings under Section 202(a) of the Clean Air Act published in December 2009, and its proposal for a so-called “Tailoring Rule” concerning regulation of large emitters of greenhouse gases under the Clean Air Act’s Prevention of Significant Deterioration Program and Title V

Risk factors

program announced in September 2009. In addition, a growing number of states in the U.S. are taking steps to require greenhouse gas emissions reductions from coal-fired power plants. Enactment of laws and promulgation of regulations regarding greenhouse gas emissions by the U.S. or some of its states, or other actions to limit greenhouse gas emissions, could result in electric generators and others switching from coal to other fuel sources.

In December 2009, over 190 countries attended the Copenhagen Climate Change Summit to discuss actions to be taken to combat global climate change. Leaders from more than two dozen countries representing a majority of the world’s greenhouse gas emissions negotiated the Copenhagen Accord, which puts a non-binding expectation on all of the major emitting countries to officially record their commitments to reduce greenhouse gas emissions by January 31, 2010. The U.S. participated in the conference and stated a goal to reduce emissions in the range of 17 percent below 2005 levels by 2020, 42 percent below 2005 levels by 2030, and 83 percent below 2005 levels by 2050, which is substantially in line with the Waxman-Markey bill. The ultimate outcome of the Copenhagen Accord and any treaty or other arrangement ultimately adopted by the U.S. or other countries, may be to materially reduce the demand and the price we can obtain for coal. This is particularly true if cost effective technology for the capture and sequestration of carbon dioxide is not sufficiently developed.

Technologies that may significantly reduce emissions into the atmosphere of greenhouse gases from coal combustion, such as carbon capture and sequestration (which captures carbon dioxide at major sources such as power plants and subsequently stores it in nonatmospheric reservoirs such as depleted oil and gas reservoirs, unmineable coal seams, deep saline formations, or the deep ocean) have attracted and continue to attract the attention of policy makers, industry participants, and the public. For example, in July 2008, EPA proposed rules that would establish, for the first time, requirements specifically for wells used to inject carbon dioxide into geologic formations. No regulations have been promulgated yet, but the issue of carbon sequestration results in considerable uncertainty, not only regarding rules that may become applicable to carbon dioxide injection wells but also concerning liability for potential impacts of injection, such as groundwater contamination or seismic activity. In addition, technical, environmental, economic, or other factors may delay, limit, or preclude large-scale commercial deployment of such technologies, which could ultimately provide little or no significant reduction of greenhouse gas emissions from coal combustion.

Further developments in connection with legislation, regulations or other limits on greenhouse gas emissions and other environmental impacts from coal combustion, both in the U.S. and in other countries where we sell coal, could have a material adverse effect on our cash flows, results of operations or financial condition.

Our operations may adversely impact the environment which could result in material liabilities to us.

The processes required to mine coal may cause certain impacts or generate certain materials that might adversely affect the environment from time to time. The mining processes we use could cause us to become subject to claims for toxic torts, natural resource damages and other damages as well as for the investigation and clean up of soil, surface water, groundwater, and other media. Such claims may arise, for example, out of conditions at sites that we currently own or operate, as well as at sites that we previously owned or operated, or may acquire. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire share.

Certain coal that we mine needs to be cleaned at preparation plants, which generally require coal refuse areas and/or slurry impoundments. Such areas and impoundments are subject to extensive regulation and

Risk factors

monitoring. Slurry impoundments have been known to fail, releasing large volumes of coal slurry into nearby surface waters and property, resulting in damage to the environment and natural resources, as well as injuries to wildlife. We maintain coal refuse areas and slurry impoundments at a number of our mining complexes. If one of our impoundments were to fail, we could be subject to substantial claims for the resulting environmental impact and associated liability, as well as for fines and penalties.

Drainage flowing from or caused by mining activities can be acidic with elevated levels of dissolved metals, a condition referred to as acid mine drainage (“AMD”). Although we do not currently face material costs associated with AMD, it is possible that we could incur significant costs in the future.

These and other similar unforeseen impacts that our operations may have on the environment, as well as exposures to certain substances or wastes associated with our operations, could result in costs and liabilities that could materially and adversely affect us and could have a material adverse impact on our cash flows, results of operations or financial condition.

The Mine Safety and Health Administration or other federal or state regulatory agencies may order certain of our mines to be temporarily or permanently closed, which could adversely affect our ability to meet our customers’ demands.

MSHA or other federal or state regulatory agencies may order certain of our mines to be temporarily or permanently closed. Our customers may challenge our issuance of force majeure notices in connection with such closures. If these challenges are successful, we may have to purchase coal from third party sources to satisfy those challenges, negotiate settlements with customers, which may include price reductions, the reduction of commitments or the extension of the time for delivery, terminate customers’ contracts and/or face claims initiated by our customers against us. The resolution of these challenges could have a material adverse impact on our cash flows, results of operations or financial condition.

We must obtain governmental permits and approvals for mining operations, which can be a costly and time-consuming process, can result in restrictions on our operations and is subject to litigation that may delay or prevent us from obtaining necessary permits.

Our operations are principally regulated under surface mining permits issued pursuant to the Surface Mining Control and Reclamation Act (“SMCRA”) and state counterpart laws. Such permits are issued for terms of five years with the right of successive renewal. Separately, the Clean Water Act requires permits for operations that discharge into waters of the U.S. Valley fills and refuse impoundments are authorized under permits issued by the U.S. Army Corps of Engineers (the “Corps”). The EPA has the authority, which it has rarely exercised until recently, to object to permits issued by the Corps. While the Corps is authorized to issue permits even when the EPA has objections, the EPA does have the ability to override the Corps decision and “veto” the permits. In September 2009, the EPA announced it had identified 79 pending permit applications for Appalachian surface coal mining, under a coordination process with the Corps and the U.S. Department of the Interior entered into in June 2009, that EPA believes warrant further review because of its continuing concerns about water quality and/or regulatory compliance issues. These include five of our permit applications. While the EPA has stated that its identification of these 79 permits does not constitute a determination that the mining involved cannot be permitted under the Clean Water Act and does not constitute a final recommendation from the EPA to the Corps on these projects, it is unclear how long the further review will take for our five permits or what the final outcome will be. It is also unclear what impact this process may have on our future applications for surface coal mining permits. Permitting under the Clean Water Act has been a frequent subject of litigation by environmental advocacy groups that has resulted in periodic delays in such

Risk factors

permits issued by the Corps. Additionally, certain operations (particularly preparation plants) have permits issued pursuant to the Clean Air Act and state counterpart laws allowing and controlling the discharge of air pollutants. Regulatory authorities exercise considerable discretion in the timing of permit issuance. Requirements imposed by these authorities may be costly and time-consuming and may result in delays in, or in some instances preclude, the commencement or continuation of development or production operations. Adverse outcomes in lawsuits challenging permits or failure to comply with applicable regulations could result in the suspension, denial or revocation of required permits, which could have a material adverse impact on our cash flows, results of operations or financial condition. See also Note 18, “Contingencies—Surface Mining Fills” to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

The loss of key personnel or the failure to attract qualified personnel could affect our ability to operate the Company effectively.

The successful management of our business is dependent on a number of key personnel. Our future success will be affected by our continued ability to attract and retain highly skilled and qualified personnel. There are no assurances that key personnel will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have an adverse affect on our cash flows, results of operations or financial condition.

Shortages of skilled labor in the Central Appalachian coal industry may pose a risk in achieving high levels of productivity at competitive costs.

Coal mining continues to be a labor-intensive industry. From time to time, we have encountered a shortage of experienced mine workers when the demand and prices for all specifications of coal we mine increased appreciably. During those periods, the hiring of these less experienced workers has negatively impacted our productivity and cash costs. A lack of skilled miners could have an adverse impact on our labor productivity and cost and our ability to meet current production requirements to fulfill existing sales commitments or to expand production to meet the increased demand for coal.

Union represented labor creates an increased risk of work stoppages and higher labor costs.

At December 31, 2009, approximately 1.3% of our total workforce was represented by the United Mine Workers of America (the “UMWA”). Our unionized workforce is spread out amongst five of our coal preparation plants. In 2009, these preparation plants handled approximately 15.8% of our coal production. The collective bargaining agreements with the UMWA have expired. There are no ongoing negotiations with the UMWA at this time. In connection with such negotiations and with respect to our unionized operations generally, there may be an increased risk of strikes and other labor disputes, as well as higher labor costs. If some or all of our current open shop operations were to become unionized, we could be subject to additional risk of work stoppages, other labor disputes and higher labor costs, which could adversely affect the stability of production and reduce net income.

Legislation has been proposed to the U.S. Congress to enact a law allowing for workers to choose union representation solely by signing election cards (“Card Check”), which would eliminate the use of secret ballots to elect union representation. While the impact is uncertain, if Card Check legislation is enacted into law, it will be administratively easier for the UMWA to unionize coal mines and may lead to more coal mines becoming unionized.

Risk factors

Inflationary pressures on supplies and labor may adversely affect our profit margins.

Although inflation in the U.S. has been relatively low in recent years, over the course of the last two to three years, we have been significantly impacted by price inflation in many of the components of our cost of produced coal revenue, such as fuel, steel and labor. If the prices for which we sell our coal do not increase in step with rising costs or if these costs do not decline sufficiently, our profit margins would be reduced and our cash flows, results of operations or financial condition would be adversely affected.

We are subject to various legal proceedings, which may have a material effect on our business.

We are parties to a number of legal proceedings incident to normal business activities. Some of the allegations brought against us are with merit, while others are not. There is always the potential that an individual matter or the aggregation of many matters could have a material adverse effect on our cash flows, results of operations or financial position. See Note 18 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

We have significant reclamation and mine closure obligations. If the assumptions underlying our accruals are materially inaccurate, we could be required to expend greater amounts than anticipated.

SMCRA establishes operational, reclamation and closure standards for all aspects of surface mining as well as most aspects of deep mining. Estimates of our total reclamation and mine-closing liabilities are based upon permit requirements and our engineering expertise related to these requirements. The estimate of ultimate reclamation liability is reviewed periodically by management and engineers. The estimated liability can change significantly if actual costs vary from assumptions or if governmental regulations change significantly.

Our future expenditures for postretirement benefit and pension obligations could be materially higher than we have predicted if our underlying assumptions are incorrect.

We are subject to long-term liabilities under a variety of benefit plans and other arrangements with current and former employees. These obligations have been estimated based on actuarial assumptions, including actuarial estimates, assumed discount rates, estimates of life expectancy, expected returns on pension plan assets and changes in healthcare costs.

If our assumptions relating to these benefits change in the future or are incorrect, we may be required to record additional expenses, which would reduce our profitability. In addition, future regulatory and accounting changes relating to these benefits could result in increased obligations or additional costs, which could also have a material adverse impact on our cash flows, results of operations or financial condition. See also Notes 5, 10 and 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for further discussion.

Our pension plans are currently underfunded, and we may have to make significant cash payments to the plans, reducing the cash available for our business.

We sponsor a qualified non-contributory defined benefit pension plan, which covers substantially all administrative and non-union employees. We also sponsor a nonqualified supplemental benefit pension plan for certain salaried employees, which is unfunded. We currently expect to make voluntary contributions in 2010 of approximately $20 million. If the performance of the assets in our pension plans does not meet our expectations, or if other actuarial assumptions are modified, our contributions could be higher than we expect.

Risk factors

The value of the assets held in our pension plans has been adversely affected by the recent disruptions in the financial markets, and the applicable discount rates applied in determining our pension liabilities have also been negatively affected by the crisis in the financial markets. As a result, as of December 31, 2009, our annual measurement date, our qualified pension plan was underfunded by $55.6 million (based on the actuarial assumptions used in the application of GAAP). Our pension plans are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Under ERISA, the Pension Benefit Guaranty Corporation (“PBGC”) has the authority to terminate an underfunded pension plan under limited circumstances. In the event our pension plan is terminated for any reason while the plan is underfunded, we will incur a liability to the PBGC that may be equal to the entire amount of the underfunding.

We may not realize all or any of the anticipated benefits from other acquisitions we undertake, as acquisitions entail a number of inherent risks.

From time to time we expand our business and reserve position through acquisitions of businesses and assets, mergers, joint ventures or other transactions. Such transactions involve various inherent risks, such as:

•

uncertainties in assessing the value, strengths and potential profitability of, and identifying the extent of all weaknesses, risks, contingent and other liabilities (including environmental liabilities) of, acquisition or other transaction candidates;

•	the potential loss of key customers, management and employees of an acquired business;

•	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;

•	problems that could arise from the integration of the acquired business;

•	the risk of obtaining mining permits for acquired coal assets; and

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale.

Any one or more of these and other factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets or could result in unexpected liabilities associated with these acquisitions.

Foreign currency fluctuations could adversely affect the competitiveness of our coal abroad.

We rely on customers in other countries for a portion of our sales, with shipments to countries in North America, South America, Europe, Asia and Africa. We compete in these international markets against coal produced in other countries. Coal is sold internationally in U.S. dollars. As a result, mining costs in competing producing countries may be reduced in U.S. dollar terms based on currency exchange rates, providing an advantage to foreign coal producers. Currency fluctuations among countries purchasing and selling coal could adversely affect the competitiveness of our coal in international markets.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our cash flows, results of operations or financial condition.

Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control,

Risk factors

such as terrorist attacks and acts of war. Future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the U.S. or its allies, or military or trade disruptions affecting customers may materially adversely affect operations. As a result, there could be delays or losses in transportation and deliveries of coal to customers, decreased sales of coal and extension of time for payment of accounts receivable from customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the U.S. In addition, such disruption may lead to significant increases in energy prices that could result in government-imposed price controls. It is possible that any, or a combination, of these occurrences could have a material impact on cash flows, results of operations or financial condition.

Coal mining is subject to inherent risks, some for which we maintain third-party insurance and some for which we self-insure.

Our operations are subject to certain events and conditions that could disrupt operations, including fires and explosions, accidental mine water discharges, coal slurry releases and impoundment failures, natural disasters, equipment failures, maintenance problems and flooding. We maintain insurance policies that provide limited coverage for some, but not all, of these risks. Even where insurance coverage applies, there can be no assurance that these risks would be fully covered by insurance policies and insurers may contest their obligations to make payments. Failures by insurers to make payments could have a material adverse effect on our cash flows, results of operations or financial condition. We self-insure our highwall miners and underground equipment, including our longwalls. We do not currently carry business interruption insurance.

Our inability to satisfy contractual obligations may adversely affect profitability.

From time to time, we have disputes with customers over the provisions of sales agreements relating to, among other things, coal pricing, quality, quantity, delays and force majeure declarations. Our inability to satisfy contractual obligations could result in the purchase of coal from third-party sources to satisfy those obligations, the negotiation of settlements with customers, which may include price reductions, the reduction of commitments or the extension of the time for delivery, and customers terminating contracts, declining to do future business with us, or initiating claims against us. A few of our customers have notified us of losses they have allegedly incurred due to alleged shortfalls in contracted coal shipments. We believe that factors beyond our control or responsibility account for most or all of the shortfalls. However, we may not be able to resolve all of these disputes, or other disputes with customers over sales agreements, in a satisfactory manner, which could result in the payment of substantial damages or otherwise harm our reputation and our relationships with our customers (see Note 18 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009 for further discussion).

The global financial crisis may have an impact on our business, financial condition and liquidity in ways that we currently cannot predict.

The continuing credit crisis and related turmoil in the global financial markets, which has begun to ease in recent months, has had and may continue to have an impact on our business, financial condition and liquidity.

The current difficult economic market environment has caused contraction in the availability of credit in the marketplace. In addition to the impact that the global financial crisis has already had on us, we may face significant challenges if conditions in the financial markets do not continue to improve or worsen. In addition, our ability to access the capital markets may be severely restricted at a time when we would like, or need, to access these markets, which could have an impact on our flexibility to react to changing

Risk factors

economic and business conditions and could potentially reduce our sources of liquidity. Moreover, volatility and disruption of financial markets could limit our customers’ ability to obtain adequate financing to maintain operations and result in a decrease in sales volume that could have a negative impact on our cash flows, results of operations or financial condition.

Capital and credit market volatility may affect our costs of borrowing.

While we maintain business relationships with a diverse group of financial institutions, their continued viability is not certain. Difficulties at one or more such financial institutions could lead them not to honor their contractual credit commitments under our ABL Facility or to renew their extensions of credit or provide new sources of credit. Recently, the capital and credit markets have been highly volatile as a result of adverse conditions that have caused the failure and near failure of a number of large financial services companies. If the capital and credit markets continue to experience volatility and the availability of funds remains limited, we may incur increased costs associated with borrowings. While we believe that recent governmental and regulatory actions should reduce the risk of a further deterioration or systemic contraction of capital and credit markets, there can be no certainty that our liquidity will not be negatively impacted by adverse conditions in the capital and credit markets.

We may be adversely affected by a decline in the financial condition and creditworthiness of our customers.

In an effort to mitigate credit-related risks in all customer classifications, we maintain a credit policy, which requires scheduled reviews of customer creditworthiness and continuous monitoring of customer news events that might have an impact on their financial condition. Negative credit performance or other events may trigger the application of tighter terms of sale, requirements for collateral or guaranties or, ultimately, a suspension of credit privileges. The creditworthiness of customers can limit who we can do business with and at what price. For the year ended December 31, 2009, approximately 99% of coal sales volume was pursuant to long-term contracts. We anticipate that in 2010, the percentage of our sales pursuant to long-term contracts will be comparable with the percentage of our sales for 2009. For 2010, approximately 50% of our projected sales tons are contracted to be sold to our 10 largest customers. Many of our customers, including many of our large customers, experienced lower demand and weaker financial performance due to the recent economic downturn. If one or more of our larger customers fails to make payment for our sales to them, there could be an adverse effect on our cash flows, results of operations or financial condition.

We have contracts to supply coal to energy trading and brokering companies who resell the coal to the ultimate users. We are subject to being adversely affected by any decline in the financial condition and creditworthiness of these energy trading and brokering companies. In addition, as one of the largest suppliers of metallurgical coal to the U.S. steel industry and a significant exporter to foreign users, we are subject to being adversely affected by any decline in the financial condition or production volume of both U.S. and foreign steel producers.

Some of our customers may be unwilling to take all of their contracted tonnage or may request a price lower than their contracted price.

Many of our customers experienced lower demand for their products and services due to the recent economic downturn and have been switching of electricity generation from coal burning plants to natural gas plants. The lower demand for our customers’ products resulted and may continue to result in lower demand for the coal used in their business. Some of our customers have requested and others may request deferrals of shipments, reduction of contracted sales tonnages and/or reduction of the contracted sales price. If we believe it is in our best interests to agree to any reduction in contracted price and/or

Risk factors

tons from our customers, there could be an adverse effect on our cash flows, results of operations or financial condition.

RISKS RELATED TO THIS OFFERING

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

The market price of our common stock has experienced, and may continue to experience, significant volatility. Between January 1, 2009 and March 19, 2010, the trading price of our common stock on the New York Stock Exchange has ranged from a low of $9.62 per share to a high of $54.09 per share. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. These risks include those described in this “Risk factors” section and in the other documents incorporated herein by reference (as updated in our future SEC filings incorporated by reference in this prospectus supplement) as well as, among other things:

•	our operating and financial performance and prospects, including our ability to successfully integrate the operations we acquire, such as the pending Cumberland Acquisition;

•	the successful completion of acquisition, disposition or financing transactions, including the Cumberland Acquisition, and the effect thereof on our business;

•	our ability to repay our debt;

•	investor perceptions of us and the industry and markets in which we operate;

•	our dividend policy;

•	future sales of equity or equity-related securities;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business and operations;

•	changes in the competitive landscape for our industry;

•	anticipated or pending litigation, investigations or proceedings that involve or affect us;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years and particularly since mid-2008 has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. As a result of these factors, among others, the value of your investment may decline, and you may be unable to resell your shares of our common stock at or above the offering price.

Risk factors

We may issue additional shares of common stock, preferred stock or securities convertible into equity securities and thereby materially and adversely affect the price of our common stock.

Any issuance of equity securities, including upon conversion of existing or future issuances of convertible securities, could dilute your interests and could substantially decrease the trading price of our common stock. We are not restricted from issuing additional common stock and have no obligation to consider your interests for any reason; we cannot predict the size or future issuances or sales of our common stock or the effect, if any, that such issuances or sales may have on the market price for our common stock. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. The issuance and sale of substantial amounts of common stock, or the announcement that such issuances and sales may occur, may materially and adversely affect the price of our common stock.

We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding options or the conversion of our convertible notes or for other reasons. As of March 15, 2010, there were:

•

1,598,308 shares of our common stock issuable upon exercise of outstanding options, at a weighted average exercise price of $27.76 per share, of which options to purchase 900,763 shares were exercisable as of that date at a weighted average exercise price of $29.50 per share;

•	287,113 shares of our common stock issuable upon conversion of our outstanding 2.25% Notes; and

•	2,693,940 shares of our common stock available for future grant under our current equity incentive plans.

We are also obligated to issue $320 million in shares of our common stock (approximately 6.4 million shares of our common stock based on $49.91 per share, the closing price of our common stock on March 19, 2010) to Cumberland shareholders upon consummation of the Cumberland Acquisition. The actual number of shares to be issued in the Cumberland Acquisition will be determined based on the average closing price of our common stock for the 20 trading days ending on the day prior to the closing of the Cumberland Acquisition.

The 3.25% Notes are convertible under certain circumstances and during certain periods into (i) cash, up to the aggregate principal amount of the 3.25% Notes subject to conversion and (ii) cash, shares of common stock or a combination thereof, at our election in respect to the remainder (if any) of our conversion obligation. Subject to earlier repurchase, the 3.25% Notes will be convertible only in the following circumstances and to the following extent:

•

during any calendar quarter, if the closing sale price of our shares of common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

•

during the five consecutive business days immediately after any five consecutive trading day period (the “note measurement period”) in which the average trading price per $1,000 principal amount of 3.25% Notes was equal to or less than 97% of the average conversion value of the 3.25% Notes during the note measurement period;

•	if we make certain distributions on our shares of common stock or engage in certain transactions; and

•	at any time from, and including, February 1, 2015 until the close of business on the second business day immediately preceding August 1, 2015.

Risk factors

In addition, our board of directors is authorized to issue shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease.

Our stock price may decline due to the large number of shares eligible for future sale.

We will issue $320 million in shares of our common stock to certain Cumberland shareholders upon consummation of the Cumberland Acquisition. Within two days following the consummation of the Cumberland Acquisition, we are required to file a resale shelf registration statement on behalf of such Cumberland shareholders to register for resale the shares of our common stock that they will receive. In addition, we have granted such Cumberland shareholders a one time right to require us to register their shares of our common stock pursuant to a registration statement on Form S-3, provided that the shares requested to be included in such registration have a fair market value of at least $50 million. The Cumberland shareholders who receive our shares of common stock in the Cumberland Acquisition will not be subject to any lock-up period in connection with this offering or otherwise with respect to the sale of their shares.

Sales of substantial amounts of our common stock, or the possibility of such sales, may adversely affect the market price of our common stock. These sales may also make it more difficult for us to raise capital through the issuance of equity securities at a time and at a price we deem appropriate.

Provisions in our restated certificate of incorporation and restated bylaws, the agreements governing our indebtedness and Delaware law may discourage a takeover attempt even if doing so might be beneficial to our stockholders.

Provisions contained in our restated certificate of incorporation and restated bylaws could impose impediments to the ability of a third party to acquire us even if a change of control would be beneficial to you. Provisions of our restated certificate of incorporation and restated bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our restated certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any “interested stockholder,” meaning, generally, that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder unless various conditions are met, such as approval of the transaction by our board of directors. These provisions may have the effect of delaying or deterring a change of control of our Company, and could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of common stock” in the accompanying prospectus.

If a “fundamental change” (as defined in the indenture governing the 3.25% Notes) occurs, holders of the 3.25% Notes will have the right, at their option, either to convert their 3.25% Notes or require us to repurchase all or a portion of their 3.25% Notes, and holders of the 2.25% Notes will have the right to

Risk factors

require us to repurchase all or a portion of their notes. In the event of a “make-whole fundamental change” (as defined in the indenture governing the 3.25% Notes), we also may be required to increase the conversion rate applicable to any 3.25% Notes surrendered for conversion. In addition, the indentures for the convertible notes prohibit us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity is a U.S. entity that assumes our obligations under the convertible notes. Certain of our debt instruments impose similar restrictions on us, including with respect to mergers or consolidations with other companies and the sale of substantially all of our assets. These provisions could prevent or deter a third-party from acquiring us even where the acquisition could be beneficial to you.

If we do not consummate the Cumberland Acquisition, we may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the net proceeds of this offering to fund a portion of the cash consideration payable in connection with the Cumberland Acquisition. If we do not consummate the Cumberland Acquisition, we are required under our ABL Facility to use up to 50% of the net proceeds of this offering to prepay outstanding borrowings, if any, and cash collateralize outstanding letters of credit thereunder; we will retain broad discretion to use the remaining net proceeds for general corporate purposes, which may include other acquisitions or investments in business, products or technologies and repayment of indebtedness. Our management will retain broad discretion over the use of the remaining proceeds, and we may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the net proceeds in short-term, interest-bearing instruments such as AAA prime money market funds and U.S. government securities. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

Special note regarding forward-looking statements

From time to time, we make certain comments and disclosures in this prospectus supplement and the accompanying prospectus that may be forward-looking in nature. Examples include statements related to our future outlook, anticipated capital expenditures, projected cash flows and borrowings and sources of funding. We caution readers that forward-looking statements, including disclosures that use words such as “anticipate,” “believe,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “project,” “target,” “will” and similar words or statements are subject to certain risks, trends and uncertainties that could cause actual cash flows, results of operations, financial condition, cost reductions, acquisitions, dispositions, financing transactions, operations, expansion, consolidation and other events to differ materially from the expectations expressed or implied in such forward-looking statements. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions, as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances and events beyond our control. We disclaim any intent or obligation to update these forward-looking statements unless required by securities law, and we caution the reader not to rely on them unduly. We have based any forward-looking statements we have made on our current expectations and assumptions about future events and circumstances that are subject to risks, uncertainties and contingencies that could cause results to differ materially from those discussed in the forward-looking statements, including, but not limited to:

(i)	our cash flows, results of operation or financial condition;

(ii)	the successful completion of acquisition, disposition or financing transactions, including the Cumberland Acquisition, and the effect thereof on our business;

(iii)	our ability to successfully integrate the operations we acquire, including as a result of the pending Cumberland Acquisition;

(iv)	governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customers’ coal usage;

(v)	legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto;

(vi)	inherent risks of coal mining beyond our control, including weather and geologic conditions or catastrophic weather-related damage;

(vii)	inherent complexities make it more difficult and costly to mine in Central Appalachia than in other parts of the U.S.;

(viii)	our production capabilities to meet market expectations and customer requirements;

(ix)	our ability to obtain coal from brokerage sources or contract miners in accordance with their contracts;

(x)	our ability to obtain and renew permits necessary for our existing and planned operations in a timely manner;

(xi)	the cost and availability of transportation for our produced coal;

(xii)	our ability to expand our mining capacity;

(xiii)	our ability to manage production costs, including labor costs;

Special note regarding forward-looking statements

(xiv)	adjustments made in price, volume or terms to existing coal supply agreements;

(xv)	the worldwide market demand for coal, electricity and steel;

(xvi)	environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy such as natural gas and nuclear energy;

(xvii)	competition among coal and other energy producers, in the U.S. and internationally;

(xviii)	our ability to timely obtain necessary supplies and equipment;

(xix)	our reliance upon and relationships with our customers and suppliers;

(xx)	the creditworthiness of our customers and suppliers;

(xxi)	our ability to attract, train and retain a skilled workforce to meet replacement or expansion needs;

(xxii)	our assumptions and projections concerning economically recoverable coal reserve estimates;

(xxiii)	our failure to enter into anticipated new contracts;

(xxiv)	future economic or capital market conditions;

(xxv)	foreign currency fluctuations;

(xxvi)	the availability and costs of credit, surety bonds and letters of credit that we require;

(xxvii)	the lack of insurance against all potential operating risks;

(xxviii)	our assumptions and projections regarding pension and other post-retirement benefit liabilities;

(xxix)	our interpretation and application of accounting literature related to mining specific issues; and

(xxx)	the successful implementation of our strategic plans and objectives for future operations and expansion or consolidation.

We are including this cautionary statement in this document to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us. Any forward-looking statements should be considered in context with the various disclosures made by us about our businesses, including without limitation the disclosures included in the documents incorporated by reference in this prospectus supplement (as updated in our future SEC filings incorporated by reference in this prospectus supplement) and the risk factors described above in the section of this prospectus supplement entitled “Risk Factors.”

Use of proceeds

We estimate that the net proceeds we will receive from this offering will be approximately $             million (or $             million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds of this offering to fund a portion of the cash consideration payable by us in connection with the Cumberland Acquisition. However, the consummation of this offering is not contingent on the closing of the Cumberland Acquisition. If we do not consummate the Cumberland Acquisition, we are required under our ABL Facility to use up to 50% of the net proceeds of this offering to prepay outstanding borrowings, if any, and cash collateralize outstanding letters of credit thereunder; we will retain broad discretion to use the remaining net proceeds for general corporate purposes, which may include other acquisitions or investments in business, products or technologies and repayment of indebtedness.

Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the net proceeds in short-term, interest-bearing instruments such as AAA prime money market funds and U.S. government securities.

Price range of our common stock

Our common stock trades on the New York Stock Exchange under the symbol “MEE.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock reported on the New York Stock Exchange and the dividends declared on each share of common stock for the periods indicated.

	High	Low	Dividends
2007
First Quarter	$26.35	$21.55	$0.04
Second Quarter	30.73	23.97	0.04
Third Quarter	26.80	16.01	0.04
Fourth Quarter	37.99	21.49	0.05

2008
First Quarter	$44.00	$26.22	$0.05
Second Quarter	95.70	35.33	0.05
Third Quarter	94.09	31.15	0.05
Fourth Quarter	35.00	10.05	0.06

2009
First Quarter	$18.69	$9.62	$0.06
Second Quarter	26.46	9.80	0.06
Third Quarter	33.51	15.85	0.06
Fourth Quarter	44.40	25.52	0.06

2010
First Quarter (through March 19, 2010)	$54.09	$37.41	$0.06

As of March 12, 2010, there were 86,678,561 shares of common stock issued and outstanding and approximately 6,466 registered holders of record of our common stock. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Dividend policy

Our current dividend policy anticipates the payment of quarterly dividends in the future. Our board of directors increased the regular quarterly dividend to $0.06 per share in the fourth quarter of 2008. We currently intend to continue to pay regular quarterly dividends on our stock at a rate of $0.06 per share. The ABL Facility and our 6.875% senior notes due 2013 (the “6.875% Notes”) contain provisions that restrict us from paying dividends in excess of certain amounts. The ABL Facility limits the payment of dividends to $50 million annually on common stock. The 6.875% Notes limit the payment of dividends to $25 million annually on common stock, plus the availability in the Restricted Payments Baskets (as defined in the indenture governing the 6.875% Notes). In addition, dividends can be paid only so long as no default exists under the ABL Facility or the 6.875% Notes, as the case may be, or would result thereunder from paying such dividend. There are no other restrictions, other than those set forth under the corporate laws of the State of Delaware, where we are incorporated, on our ability to declare and pay dividends. The declaration and payment of dividends to holders of common stock will be at the discretion of the board of directors and will be dependent upon our future earnings, financial condition and capital requirements.

Capitalization

The following table sets forth our cash position and capitalization as of December 31, 2009:

•	on an actual basis;

•

on an as adjusted basis to give effect to the issuance and sale of 8,500,000 shares of our common stock in this offering at an assumed public offering price of $49.91 per share, the closing price on March 19, 2010, and after deducting the underwriting discount and estimated offering expenses (assuming no exercise of the underwriters’ over-allotment option to purchase additional shares); and

•

on an as further adjusted basis to give effect to the use of proceeds from this offering and the payment of $640 million in cash and the issuance of $320 million in shares of our common stock (6,411,541 shares of our common stock at an assumed price of $49.91 per share, the closing price on March 19, 2010) to the Sellers receiving shares of our common stock upon the closing of the Cumberland Acquisition.

The actual amount of shares to be issued to Cumberland shareholders will be determined based on the average closing price of our common stock for the 20 trading days ending on the day prior to the closing of the Cumberland Acquisition. The actual sources of funds for the Cumberland Acquisition will vary from estimated amounts depending on several factors, including (i) the amount of proceeds that we receive from this offering and (ii) changes in Cumberland’s net working capital from December 31, 2009 to the closing of the Cumberland Acquisition. The consummation of this offering is not conditioned upon the consummation of the Cumberland Acquisition.

The “As Further Adjusted” presentation below does not reflect our pro forma financial position following the Cumberland Acquisition, and you should read this table in conjunction with the unaudited pro forma condensed consolidated financial information and the related notes included elsewhere in this prospectus supplement. You should also read this table in conjunction with our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2009 and the audited combined financial statements and related notes of Cumberland included in our Current Report on Form 8-K filed with the SEC on March 22, 2010, both of which are incorporated by reference herein.

Capitalization

	As of December 31, 2009
	(unaudited)
(in thousands, except share amounts)	Actual	As Adjusted(1)	As Further Adjusted
Cash and cash equivalents	$665,762	$1,072,028	$432,028

Short-term debt
Current portion of capital lease obligations	$1,582	$1,582	$1,582
6.625% Senior Notes due 2010(2)	21,949	21,949	21,949

Total short-term debt	23,531	23,531	23,531
Long-term debt
3.25% Convertible Senior Notes due 2015, net of $132.6 million discount	526,435	526,435	526,435
6.875% Senior Notes due 2013, net of $3.3 million discount	756,727	756,727	756,727
2.25% Convertible Senior Notes due 2024	9,647	9,647	9,647
Capital lease obligations	2,746	2,746	2,746

Total long-term debt	1,295,555	1,295,555	1,295,555
Shareholders’ equity
Capital stock
Preferred stock, no par value, 20,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.625 par value, 150,000,000 shares authorized, 86,213,582 shares issued, actual; 94,713,582 shares issued, as adjusted; and 101,125,123 shares issued, as further adjusted	53,868	59,181	63,188
Additional capital	568,995	969,948	1,285,941
Retained earnings	716,089	716,089	716,089
Accumulated other comprehensive loss	(82,669)	(82,669)	(82,669)

Total shareholders’ equity	1,256,283	1,662,549	1,982,549

Total capitalization	$2,551,838	$2,958,104	$3,278,104

(1)	A change of $1.00 in the assumed public offering price of $49.91 per share of our common stock would result in a change of $8.5 million in gross proceeds to us, assuming the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and before deducting underwriting discounts and commission and other offering expenses.
(2)	During January 2010, subsequent to the balance sheet date, we redeemed at par the remaining $21.9 million of our 6.625% Notes.

Unaudited pro forma condensed consolidated financial information

On March 16, 2010, we entered into the Purchase Agreement to acquire Cumberland for approximately $640 million in cash, subject to a post-closing working capital adjustment, and $320 million in shares of our common stock (valued based on the average closing price of our common stock over the 20 trading days preceding the closing of the Cumberland Acquisition). The Cumberland Acquisition involves the purchase of the membership interests in certain of the Cumberland affiliated limited liability companies and the mergers of CRC and PRRC into wholly-owned subsidiaries of Massey. We expect this acquisition will be consummated in the second quarter of 2010.

The unaudited pro forma condensed consolidated financial information has been prepared to illustrate the effect of this offering and the Cumberland Acquisition. The unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of Massey and Cumberland, giving effect to the Cumberland Acquisition and this offering as if they had occurred on December 31, 2009. The unaudited pro forma condensed consolidated statements of income combine the historical statements of income of Massey and Cumberland, giving effect to the Cumberland Acquisition and this offering as if they had occurred on January 1, 2009. The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Cumberland Acquisition and this offering, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the operating results of the consolidated company. The information below should be read in conjunction with the audited consolidated financial statements and related notes of Massey included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the audited combined financial statements and related notes of Cumberland included in our Current Report on Form 8-K filed with the SEC on March 22, 2010.

For purposes of the unaudited pro forma condensed consolidated financial information presented below, and using a stock price of $49.91, the closing stock price of our common stock on the NYSE on March 19, 2010, the Sellers will receive $640 million in cash, subject to working capital adjustments, and 6.4 million shares of our Common Stock (valued at $320 million), for total purchase price of $960 million.

Certain amounts in the Cumberland historical combined financial statements have been reclassified to conform to our financial statement presentation. Management expects that there could be additional reclassifications following the acquisition. Additionally, management will continue to assess Cumberland’s accounting policies for any additional adjustments that may be required to conform Cumberland’s accounting policies to those of Massey.

The acquisition will be accounted for under ASC 805 (previously Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“ASC 805”), which was effective for us on January 1, 2009). ASC 805 changes the methodologies for calculating acquisition price and for determining fair values. It also requires that all transaction and restructuring costs related to business combinations be expensed as incurred, and it requires that changes in deferred tax asset valuation allowances and liabilities for tax uncertainties subsequent to the acquisition date that do not meet certain re-measurement criteria be recorded in the income statement, among other changes.

Pursuant to ASC 805, under the acquisition method, the total estimated acquisition price (consideration transferred) as described in Note 2 to the unaudited pro forma condensed consolidated financial

Unaudited pro forma condensed consolidated financial information information will be measured at the closing date of the Cumberland Acquisition using the market price at that time. Therefore, the per share equity component may be materially different from that assumed for purposes of preparing this pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had we and Cumberland been a consolidated company during the specified periods and certain assumptions our management believes are reasonable. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. For purposes of this unaudited pro forma condensed consolidated financial information, we have made a preliminary allocation of the estimated purchase price of the tangible and intangible assets acquired and liabilities assumed based on various estimates of their fair value. The Cumberland Acquisition consideration will be allocated amongst the relative fair values of the assets acquired and liabilities assumed based on their estimated fair values as of the date of the consummation of the Cumberland Acquisition. Any excess of the acquisition price over the fair value of Cumberland’s net assets will be recorded as goodwill. The final allocation is dependent upon certain valuations and other analyses that cannot be completed prior to the consummation of the Cumberland Acquisition. The actual amounts recorded at the completion of the Cumberland Acquisition may differ materially from the information presented in the accompanying unaudited pro forma condensed consolidated financial information. The actual sources of funds for the Cumberland Acquisition will vary from estimated amounts depending on several factors, including (i) the amount of proceeds that we receive from this offering and (ii) changes in Cumberland’s net working capital from December 31, 2009 to the closing of the Cumberland Acquisition. Additionally, the unaudited pro forma condensed consolidated financial information does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities or any working capital adjustment that will be required by the Purchase Agreement in connection with the Cumberland Acquisition. It also does not reflect future events that may occur after the Cumberland Acquisition, including the costs related to the integration of Cumberland, and does not consider the potential impacts of current market conditions on revenues or expense efficiencies.

Unaudited pro forma condensed consolidated financial information

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2009

(in thousands, except share amounts)	Massey Historical	Cumberland Historical	Pro Forma Adjustments		Pro Forma Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$665,762	$47,993	$406,266	(a)	$429,778
			(47,993)	(b)
			(642,250)	(c)
Short-term investment / marketable securities	10,864	7,587	(7,587)	(b)	10,864
Trade and other accounts receivable	121,577	30,995			152,572
Inventories	269,826	12,904	500	(d)	283,230
Income tax receivable	10,546	—	878	(c)	11,424
Other current assets	235,990	3,936			239,926

Total current assets	1,314,565	103,415	(290,186)		1,127,794

Net Property, Plant and Equipment and Mineral Rights	2,344,770	112,647	(9,463)	(b)	3,119,341
			671,387	(d)
Goodwill	—	—	82,500	(d)	82,500
Other noncurrent assets	140,336	818	130,960	(d)	330,314
			58,200	(d)

Total assets	$3,799,671	$216,880	$643,398		$4,659,949

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable, principally trade and bank overdrafts	$164,979	$11,506			$176,485
Short term debt / Current maturities of long-term debt	23,531	2,100	(2,100)	(b)	23,531
Payroll and employee benefits	63,590	—			63,590
Other current liabilities	192,835	21,974			214,809

Total current liabilities	444,935	35,580	(2,100)		478,415

Noncurrent liabilities
Long-term debt, less current maturities	1,295,555	6,350	(6,350)	(b)	1,295,555
Deferred taxes	209,230	—	69,129	(d)	278,359
Pension obligations	55,610	—			55,610
Other noncurrent liabilities	538,058	11,605	21,170	(d)	570,833

Total noncurrent liabilities	2,098,453	17,955	83,949		2,200,357

Total liabilities	2,543,388	53,535	81,849		2,678,772

Shareholders’ Equity
Capital Stock
Common—$0.625 par value; 86,213,582 shares issued	53,868	—	9,320	(a)	63,188
Common—$1 par value; 1,100 shares issued, and $10 par value; 200 shares issued	—	3	(3)	(e)	—
Additional capital	568,995	174	(174)	(e)	1,285,880
			716,946	(a)
Retained earnings	716,089	56,859	(56,593)	(b)	714,717
			(2,250)	(c)
			878	(c)
			(266)	(e)
Accumulated other comprehensive (loss) income	(82,669)	886	(886)	(e)	(82,669)
Members’ capital		105,423	(105,423)	(e)	—

Total shareholders’ equity	1,256,283	163,345	561,549		1,981,176

Total liabilities and shareholders’ equity	$3,799,671	$216,880	$643,398		$4,659,949

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Unaudited pro forma condensed consolidated financial information

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2009

(In thousands, except per share amounts)	Massey Historical	Cumberland Historical	Pro Forma Adjustments			Pro Forma Consolidated
Revenues
Produced coal revenue	$2,318,489	$550,184				$2,868,673
Freight and handling revenue	218,203					218,203
Purchased coal revenue	62,721					62,721
Other revenue	91,746	926	12,203	(i	)	104,875

Total revenues	2,691,159	551,110	12,203			3,254,472

Costs and expenses
Cost of produced coal revenue	1,850,058	424,386	11,000	(i	)	2,285,444
Freight and handling costs	218,203					218,203
Cost of purchased coal revenue	57,108					57,108
Depreciation, depletion and amortization, applicable to:
Cost of produced coal revenue	268,317	22,624	30,625	(f	)	380,990
			59,808	(g	)
			(384)	(h	)
Selling, general and administrative	1,860					1,860
Selling, general and administrative	97,381	13,251	(1,352)	(h	)	109,280
Other expense	8,705					8,705
Loss on financing transactions	189					189
Gain on derivative instruments	(37,638)					(37,638)

Total costs and expenses	2,464,183	460,261	99,697			3,024,141
Gain on sale of fixed assets		1,111	(1,111)	(i	)	—

Income before interest and taxes	226,976	91,960	(88,605)			230,331
Interest income	12,583	369	(60)	(h	)	12,892
Interest expense	(102,294)	(480)	347	(h	)	(102,427)
Realized loss on sale of marketable securities	—	(42)	42	(h	)	—
Other, net	—	92	(92)	(i	)	—

Income before taxes	137,265	91,899	(88,368)			140,796
Income tax expense	(32,832)	—	(1,377)	(j	)	(34,209)

Net income	$104,433	$91,899	$(89,745)			$106,587

Net income per share
Basic	$1.23					$1.07

Diluted	$1.22					$1.06

Shares used to calculate income per share
Basic	84,992					99,904

Diluted	85,598					100,510

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Unaudited pro forma condensed consolidated financial information

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Note 1.    Basis of Presentation

On March 16, 2010, we entered into the Purchase Agreement with CRC, PRRC and the Sellers named therein. Pursuant to the Purchase Agreement, an indirect, wholly-owned subsidiary of ours will purchase the membership interests of certain of the Cumberland limited liability company affiliates from the Sellers and each of CRC and PRRC will be merged into wholly-owned subsidiaries of ours, with such subsidiaries as the surviving entities (the “CRC Merger” and the “PRRC Merger,” respectively). Following the closing of the Cumberland Acquisition, Cumberland will be wholly-owned by us.

The accompanying unaudited pro forma condensed consolidated financial information presents the pro forma consolidated financial position and results of operations of the consolidated company based upon our and Cumberland’s historical financial statements, after giving effect to the adjustments described in these notes, and are intended to reflect the impact of the Cumberland Acquisition and this offering on us. Certain amounts in Cumberland’s historical financial statements have been reclassified to conform to our presentation.

The Cumberland Acquisition was accounted for in the unaudited pro forma condensed consolidated financial information using the purchase method of accounting in accordance with ASC 805, whereby the total cost of the Cumberland Acquisition was allocated to the assets acquired and liabilities assumed based upon their estimated fair values. The allocation of the purchase price to acquired assets and liabilities in the unaudited pro forma condensed consolidated statement of financial position is based on management’s preliminary valuation estimates. Such allocations will be finalized based on additional valuation and other analyses. Accordingly, the purchase price allocation adjustments and related impacts on the unaudited pro forma condensed consolidated financial information are preliminary and are subject to revisions, which may be material, after the closing of the Cumberland Acquisition.

As shown in adjustment 3(d) below, we expect the accounting for the Cumberland Acquisition to result in the recording of goodwill. Goodwill is the excess cost of the acquired company over the sum of the amounts assigned to assets acquired less liabilities assumed. GAAP requires that goodwill not be amortized, but instead allocated to a level within the reporting entity referred to as the reporting unit and tested for impairment, at least annually.

The CRC Merger and the PRRC Merger are each intended to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code. The Cumberland Acquisition is subject to certain regulatory approvals and customary closing conditions, including the expiration or earlier termination of the applicable waiting period under the HSR Act. Subject to these conditions, it is anticipated that the Cumberland Acquisition will be completed in the second quarter of 2010.

Note 2.    Purchase Price (In Millions)

The total purchase price, subject to working capital adjustments, of the Cumberland Acquisition is as follows:

Massey common stock consideration	$320.0
Cash paid to Cumberland equityholders	640.0

Total purchase price	$960.0

Unaudited pro forma condensed consolidated financial information

Notes to Unaudited Pro Forma Condensed Consolidated Financial

Information — (Continued)

Note 3.    Pro Forma Adjustments (Table Amounts in Millions)

The unaudited pro forma condensed consolidated financial information includes the following pro forma adjustments to reflect the effects of this offering and the Cumberland Acquisition, including the allocation of the purchase price, including adjusting assets and liabilities to estimated fair values, with related changes in revenues, costs and expenses:

(a) Reflects the issuance of approximately 8.5 million shares of our common stock in connection with this offering and 6.4 million shares of our common stock (assuming a stock price of $49.91 on March 19, 2010) in connection with the Cumberland Acquisition. The issuance of the shares of our common stock in this offering and the Cumberland Acquisition totals $9.3 million at $0.625 per share par value and capital in excess of par of $716.9 million, net of offering discounts and $1.0 million of offering expenses.

(b) Reflects the elimination of certain assets and liabilities to be retained by the equityholders of Cumberland in accordance with the Purchase Agreement, including cash and cash equivalents, marketable securities, certain equipment, and debt.

(c) Reflects the estimated $640.0 million net payment of cash from our cash on hand for consideration paid to the Sellers in connection with the Cumberland Acquisition, as well as estimated transaction costs, as follows:

Cash paid to Cumberland equityholders	$640.0
Estimated transaction costs	2.3

Net estimated cash adjustment	$642.3

The cash payments for the transaction costs identified in the preceding table are considered non-recurring payments related to the Cumberland Acquisition, and such amounts were not considered in the pro forma condensed consolidated statement of income for the year ended December 31, 2009. Our estimated Cumberland Acquisition-related transaction costs (including advisory, legal and valuation fees) will be expensed as incurred.

The estimated costs shown above will have an estimated income tax benefit of $0.9 million, which is reflected in the pro forma condensed consolidated balance sheet.

Unaudited pro forma condensed consolidated financial information

Notes to Unaudited Pro Forma Condensed Consolidated Financial

Information — (Continued)

(d) The net assets to be acquired from Cumberland, the pro forma adjustments to reflect the fair value of Cumberland’s net reported assets and other purchase accounting adjustments are estimated as follows:

Cumberland net assets on December 31, 2009	$163.3
Adjustment to eliminate cash, cash equivalents, PP&E and debt	(56.6)
Adjustment to fair value of inventories*	0.5
Adjustment to fair value of property, plant and equipment	671.4
Adjustment to fair value of above market sales contracts	131.0
Adjustment to fair value of below market sales contracts	(21.2)
Adjustment to fair value of other intangible assets	58.2
Adjustment to deferred taxes to reflect fair value adjustments	(69.1)

Net assets and liabilities acquired	877.5
Preliminary allocation to goodwill	82.5

Total purchase price	$960.0

*	The estimated expense associated with the amortization of the purchase price allocation to the fair value of the acquired inventory is expected to occur within the 12 months succeeding the Cumberland Acquisition based on Cumberland’s historical inventory turnover ratio. Such charges were not considered in the pro forma condensed consolidated statements of operations.

The allocation of the purchase price is based on management’s preliminary estimates and certain assumptions with respect to the fair value of the acquired assets and assumed liabilities. The ultimate fair values of the assets acquired and liabilities assumed will be determined as soon as possible after the date of the close of the Cumberland Acquisition and may differ materially from the amounts disclosed above in the pro forma purchase price allocation due to changes in fair value of the related assets and liabilities between December 31, 2009 and the close of the Cumberland Acquisition, and as further and more comprehensive analysis is completed, which may include the identification of certain intangible assets not included above; as well as any additional fair value adjustments for asset retirement obligations, leases, and/or contingencies. As a result, the actual allocation of the purchase price, and the corresponding amortization, may result in different adjustments than those included in the unaudited pro forma condensed consolidated financial information.

(e) Reflects the elimination of Cumberland’s historical stockholders’ equity and members’ capital.

(f) Reflects the estimated depreciation, depletion and amortization expense associated with the preliminary fair value adjustment of $671.4 million to property, plant and equipment, which includes mineral properties and rights, and the estimated amortization expense associated with the preliminary fair value adjustment of $58.2 million for certain intangible assets. For purposes of preparing the unaudited pro forma condensed consolidated financial information, management assumed average estimated remaining useful lives ranging from five to eighteen years for the underlying property, plant and equipment and intangible assets and used the estimated depletion rate of $1.28 per ton applied to actual tons produced for mineral properties and rights.

(g) Reflects the estimated amortization associated with the $131.0 million and $21.2 million preliminary fair value adjustment to above and below market sales contracts, respectively, which was estimated utilizing current market conditions. For purposes of preparing the unaudited pro forma condensed consolidated financial information, management applied the amortization rate per ton for each contract

Unaudited pro forma condensed consolidated financial information

Notes to Unaudited Pro Forma Condensed Consolidated Financial

Information — (Continued)

to forecasted tons shipped under each contract in the twelve month period following December 31, 2009. Based upon the preliminary fair value of the coal supply contracts, the estimated amortization charge for years one, two and three is $59.8 million, $49.5 million and $0.4 million, respectively.

(h) Reflects the elimination of certain expenses and income associated with assets and liabilities to be retained by the Sellers in accordance with the Purchase Agreement, including cash and cash equivalents, marketable securities, certain equipment, and debt as of the beginning of the period presented.

(i) Reflects the reclassification of certain amounts to conform Cumberland’s historical financial statements to our presentation.

(j) Reflects the tax effect of the inclusion of Cumberland’s historical financial results for the year ended December 31, 2009 and pro forma adjustments. The net tax adjustment of $(1.4 million) consists of an adjustment of $(35.8 million) to reflect income tax expense on Cumberland’s historical income before taxes and an adjustment of $34.5 million to reflect an income tax benefit on the pro forma adjustments income before taxes, each at the estimated statutory rate of 39.0%.

U.S. federal income tax considerations

The following is a summary of the anticipated U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock. This summary addresses only the U.S. federal income tax considerations of holders of our common stock who are initial purchasers of our common stock and that will hold the common stock as capital assets within the meaning of Section 1221 of the Code.

This description does not address tax considerations applicable to holders that may be subject to certain special U.S. federal income tax rules, such as:

•	financial institutions,

•	banks,

•	insurance companies,

•	real estate investment trusts,

•	regulated investment companies,

•	partnerships,

•	grantor trusts,

•	dealers or traders in securities or currencies or notional principal contracts,

•	tax-exempt entities,

•	certain former citizens or long-term residents of the U.S.,

•	persons that received shares as compensation for the performance of services or pursuant to the exercise of options or warrants,

•	persons who use or are required to use mark-to-market accounting,

•

persons that will hold shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of “synthetic security” or other integrated transaction for U.S. federal income tax purposes, or

•	U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar.

This summary is not intended to constitute a complete analysis of all U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock. Moreover, this summary does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any U.S. state, local or foreign tax consequences, of the purchase, ownership and disposition of our common stock.

This summary is based upon the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations, in each case as in effect as of the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations thereof may change at any time, and any change could be retroactive to the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the Internal Revenue Service (the “IRS”) or U.S. courts will agree with the tax consequences described in this summary.

U.S. federal income tax considerations

EACH PROSPECTIVE PURCHASER OF OUR COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR REGARDING ITS SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

U.S. HOLDERS

For purposes of this summary, a “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the U.S.,

•	corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state thereof (or the District of Columbia),

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if such trust was in existence on August 20, 1996 and validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the U.S. is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its own tax advisors as to the U.S. tax consequences of being a partner in a partnership that acquires, holds, or disposes of our common stock.

Distributions on Common Stock

General Taxation of Distributions

A U.S. Holder that receives a distribution with respect to our common stock, including a constructive distribution, of cash or property, generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current or accumulated “earnings and profits”, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated “earnings and profits”, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in our common stock and thereafter as gain from the sale or exchange of common stock. (See “Sale or Exchange of Common Stock” below). Dividends received on common stock generally will be eligible for the “dividends received deduction” if the U.S. Holder receiving such dividend is a U.S. corporation.

Reduced Tax Rates for Certain Dividends

For taxable years beginning before January 1, 2011, a dividend paid by us generally will be eligible to be taxed at the preferential tax rates currently applicable to long-term capital gains if the U.S. Holder receiving such dividend is an individual, estate, or trust.

Sale or Exchange of Common Stock

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of our common stock in an amount equal to the difference, if any, between the amount realized on such sale or exchange and the

U.S. federal income tax considerations

U.S. Holder’s adjusted tax basis in our common stock. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the common stock is held for more than one year. Preferential tax rates currently apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. Deductions for capital losses are subject to significant limitations under the Code.

Backup Withholding Tax and Information Reporting Requirements

Unless a holder of our common stock is a corporation or other exempt recipient, payments to certain holders of our common stock of dividends or the proceeds of the sale or other disposition of our common stock that are made within the U.S. or through certain U.S.-related financial intermediaries may be subject to information reporting. Such payments may also be subject to U.S. federal backup withholding tax at the rate of twenty-eight percent (28%) (subject to periodic adjustment) if the holder of our common stock fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a holder of our common stock under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

NON-U.S. HOLDERS

A “Non-U.S. Holder” means a beneficial owner of our common stock (other than a partnership) that is not a U.S. Holder.

Dividends

Any dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the U.S. (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

U.S. federal income tax considerations

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the Non-U.S. Holder in the U.S., and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder;

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under applicable graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S.. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it generally will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe that we may currently be, or have been in the past, a “United States real property holding corporation” (“USRPHC”), for U.S. federal income tax purposes. A Non-U.S. holder will not be subject to U.S. federal income tax on a net income basis with respect to any gain realized on our common stock solely because of our status as a USRPHC so long as our common stock is “regularly traded on an established securities market,” and such Non-U.S. holder did not hold directly or indirectly more than 5% of our common stock at any time during the shorter of the five-year period preceding the date of the disposition or the holder’s holding period.

If a Non-U.S. Holder owned directly or indirectly more than 5% of our common stock at any time during the applicable period then any gain recognized by a Non-U.S. Holder on the sale or other disposition of our common stock would be treated as effectively connected with a U.S. trade or business and would be subject to U.S. federal income tax at applicable graduated U.S. federal income tax rates and in much the same manner as applicable to U.S. persons.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the U.S. or conducted through certain U.S.-related

U.S. federal income tax considerations

financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

In addition, under the recently enacted Hiring Incentives to Restore Employment Act of 2010, we may be required to withhold 30% of any dividends and the proceeds of a sale of our common stock paid to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements.

Certain ERISA considerations

Section 406 of ERISA and Section 4975 of the Code prohibit “employee benefit plans” (as defined in Section 3(3) of ERISA) which are subject to Title I of ERISA (“ERISA Plans”) and certain other retirement plans, accounts and arrangements that are subject to Section 4975 of the Code (such accounts, together with ERISA Plans, referred to as “Plan” or “Plans”) from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

The acquisition of shares of our common stock by a Plan with respect to which we or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of shares of common stock. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring shares of our common stock on behalf of, or with the assets of, any plan consult with their counsel regarding the potential applicability of ERISA and Section 4975 of the Code to such investment and whether an exemption would be applicable to the acquisition and holding of shares of our common stock. Governmental plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Title I of ERISA or of Section 4975 of the Code may nevertheless be subject to other local, state, federal, foreign or other laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of such plans should consult with their counsel before purchasing any shares of our common stock.

Underwriting

We are offering the shares of our common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC is the sole book-running manager of this offering and the representative of the underwriters. We have entered into an underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares
UBS Securities LLC
Stifel, Nicolaus & Company, Incorporated
PNC Capital Markets LLC
FBR Capital Markets & Co.
Raymond James & Associates, Inc.

Total	8,500,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

➢	receipt and acceptance of our common stock by the underwriters, and

➢	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-allotment option

We have granted the underwriters an option to buy up to an aggregate of 1,275,000 of additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

Commissions and discounts

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price. Sales of shares made outside the U.S. may be made by affiliates of the underwriters. If all the shares are not sold at the public offering price, the representative may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

Underwriting

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock:

	No exercise	Full exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $1.0 million.

No sales of similar securities

We and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exercisable, or exchangeable for our common stock, or any warrants or other rights to purchase, the foregoing, subject to certain exceptions including, with respect to our executive officers and directors, sales or other dispositions of our common stock in connection with existing plans under Rule 10b5-1 of the Exchange Act or the settlement of outstanding call options with respect to common stock, and with respect to the Company, pursuant to our current employee benefit plans or compensation arrangements or dividend reinvestment plan, issuances upon conversion of outstanding securities and warrants, and pursuant to the Cumberland Acquisition and any other agreement which provides for the issuance of common stock or securities exchangeable for, exercisable for or convertible into shares of common stock in an amount not to exceed 5% of our common stock outstanding on the date of this prospectus supplement in connection with the acquisition of, or joint venture with, another company provided that the recipients of such securities (except for the Sellers receiving shares of our common stock in the Cumberland Acquisition) agree to be bound by these restrictions. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC, may, in its sole discretion, release some or all of the securities from these lock-up agreements.

If:

•	during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day lock-up period and ends on the last day of the 90-day lock-up period,

•	we issue an earnings release; or

•	material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day lock-up period,

then the 90-day lock-up period will be extended until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs; provided that the foregoing will not apply if, within 3 business days before the last day of the 90-day lock-up period, we deliver to UBS Securities LLC an officers’ certificate certifying that the shares of common stock are “actively traded securities” within the Conduct Rules of the Financial Industry Regulatory Authority.

Underwriting

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

NYSE Stock Market listing

Our common stock is listed on the NYSE Stock Market under the symbol “MEE.”

Price stabilization, short positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on The New York Stock Exchange, in the over-the-counter market or otherwise.

Underwriting

Affiliations

Certain of the underwriters and their affiliates have in the past provided, are currently providing and may in the future from time to time provide, investment banking and other financing, trading, banking, research, transfer agent and trustee services to us or our subsidiaries and may currently or in the future receive, customary fees and expenses. UBS AG, Stamford Branch, an affiliate of UBS Securities LLC, and UBS Securities LLC serve as administrative agent and arranger, respectively, under our ABL Facility. Affiliates of UBS Securities LLC and PNC Capital Markets LLC also serve as lenders under our ABL Facility. In connection with the proposed Cumberland Acquisition, UBS Securities LLC is acting as Cumberland’s financial advisor and Stifel, Nicolaus & Company, Incorporated is acting as our financial advisor. In addition, Stifel, Nicolaus & Company, Incorporated provided a fairness opinion to us in connection with the Cumberland Acquisition.

Notice to investors

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of our common stock which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

a) to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in our common stock;

b) to any legal entity which has two or more of: (1) an average of at least 250 employees during the last (or, in Sweden, the last two) financial year(s); (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last (or, in Sweden, the last two) annual or consolidated accounts; or

c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

d) in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of our common stock shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to any of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The common stock is only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Notice to investors

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the common stock may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the common stock with a view to distribution.

Notice to Prospective Investors in Australia

This prospectus supplement is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the common stock.

The common stock is not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the common stock has been, or will be, prepared.

This prospectus supplement does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our common stock, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus supplement is not a wholesale client, no offer of, or invitation to apply for, our common stock shall be deemed to be made to such recipient and no applications for our common stock will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our common stock you undertake to us that, for a period of 12 months from the date of issue of the common stock, you will not transfer any interest in the common stock to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

Our common stock may not be offered or sold in Hong Kong, by means of this prospectus supplement or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to investors

Notice to Prospective Investors in Japan

Our common stock has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our common stock will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our common stock is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”). Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common stock may not be circulated or distributed, nor may our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our common stock is suitable for them.

Where our common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

(1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(2) where no consideration is given for the transfer; or

(3) where the transfer is by operation of law.

Notice to investors

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

Legal matters

Troutman Sanders LLP will pass upon the validity of the shares of common stock offered by this prospectus supplement. The validity of the shares of common stock offered by this prospectus supplement will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

Experts

The consolidated financial statements of Massey Energy Company at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, appearing in Massey Energy Company’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2009 (including the schedule appearing therein), and the effectiveness of Massey Energy Company’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the Cumberland Resource Group as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, included in Massey Energy Company’s Current Report on Form 8-K dated March 22, 2010, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the Current Report on Form 8-K of Massey Energy Company, dated March 22, 2010, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for information superseded by information in this prospectus supplement. We incorporate by reference the documents listed below. The documents filed by us which we incorporate by reference include:

(1)	Annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 1, 2010 (File No. 001-07775);

(2)	Current report on Form 8-K filed with the SEC on March 22, 2010;

(3)	Current report on Form 8-K filed with the SEC on March 17, 2010;

(4)	Current report on Form 8-K, filed with the SEC on February 22, 2010;

(5)	Current report on Form 8-K, filed with the SEC on February 3, 2010 (Item 1.01);

(6)	Current report on Form 8-K, filed with the SEC on January 6, 2010; and

(7)	The description of our common stock contained in our current report on Form 8-K, filed with the SEC on May 24, 2001.

All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until the completion of the offering to which this prospectus supplement relates or this offering is terminated, shall also be deemed to be incorporated by reference in, and to be part of, this prospectus supplement and the accompanying prospectus from the date any such document is filed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statements contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified, superseded or replaced for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement (or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement) modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement and the accompanying prospectus. Statements contained in this prospectus supplement, the accompanying prospectus and any document incorporated by reference as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement or any incorporated document, each statement being so qualified by this reference.

You may request a copy of the above-documented filings at no cost by telephone at (886) 814-6512 or by writing to us at Massey Energy Company, Post Office Box 26765, Richmond, Virginia 23261, Attention: Investor Relations.

Where you can find more information

We file reports, proxy statements, and other information with the SEC. Copies of our reports, proxy statements, and other information may be inspected at the public reference facilities maintained by the SEC:

Public Reference Room

Securities and Exchange Commission

100 F Street, NE

Washington D.C. 20549

Copies of these materials may be obtained by mail at prescribed rates from the public reference section of the SEC at the address indicated above or by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed with the SEC are also available to the public over the Internet at the SEC’s website at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make available, free of charge through our website, www.masseyenergyco.com, our annual report, quarterly reports, current reports, proxy statements, section 16 reports and other information (and any amendments thereto) as soon as practicable after filing or furnishing the material to the SEC, in addition to, our Corporate Governance Guidelines, codes of ethics and the charters of the Audit, Compensation, Executive, Finance, Governance and Nominating, and Safety, Environmental, and Public Policy Committees. These materials also may be requested at no cost by telephone at (866) 814-6512 or by mail at: Massey Energy Company, Post Office Box 26765, Richmond, Virginia 23261, Attention: Investor Relations.

PROSPECTUS

MASSEY ENERGY COMPANY

Common Stock

Preferred Stock

Warrants

Debt Securities

Guarantees of Debt Securities

The following are types of securities that we may offer, issue and sell from time to time, or that may be sold by selling securityholders from time to time, together or separately:

•	shares of our common stock, including shares of our common stock issuable upon conversion or exchange of convertible debt securities;

•	shares of our preferred stock;

•	warrants to purchase equity securities; and

•	debt securities (which may be guaranteed).

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporate by reference, before you make your investment decision.

We may offer and sell these securities through one or more underwriters, dealers and agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 5, 2008

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, the securities offered by this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any prospectus supplement or the documents incorporated by reference herein is accurate only as of the dates of the respective documents in which such information is included, regardless of the time of delivery of such document or any sale of the securities offered hereby.

ABOUT THIS PROSPECTUS

This prospectus describes some of the general terms that may apply to the securities offered hereby. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Incorporation of Certain Documents by Reference” before you make your investment decision.

In this prospectus, we refer to information regarding the coal industry in the United States from Energy Ventures Analysis, Inc. (the “EVA”). We are not affiliated with the EVA and the EVA is not aware of and has not consented to being named in this prospectus. Although we believe that this information is reliable, we have not independently verified the accuracy or completeness of this information.

Unless the context otherwise indicates, references to “Massey,” “we,” “us,” “our,” and “Company” in this prospectus refer to Massey Energy Company and its subsidiaries, and references to “A.T. Massey” are to A.T. Massey Coal Company, Inc., our wholly owned and sole, direct operating subsidiary.

i

MASSEY ENERGY COMPANY

Overview

We are one of the premier coal producers in the United States. As measured by 2007 revenue, EVA ranks us as the fourth largest United States coal company in terms of produced coal revenues. We are the largest coal company in Central Appalachia, our primary region of operation, in terms of revenue, tons produced and total coal reserves.

We produce, process and sell bituminous coal of various steam and metallurgical grades, primarily of a low sulfur content, through our 23 processing and shipping centers, many of which receive coal from multiple mines. At June 30, 2008, we operated 57 mines, including 43 underground (two of which employ both room and pillar and longwall mining) and 14 surface (with nine highwall miners in operation) in West Virginia, Kentucky and Virginia. The number of mines that we operate may vary from time to time depending on a number of factors, including the existing demand for and price of coal, exhaustion of economically recoverable reserves and availability of experienced labor.

Customers for our steam coal product include primarily electric power utility companies who use our coal as fuel for their steam-powered generators. Customers for our metallurgical coal include primarily steel producers who use our coal to produce coke, which is in turn used as a raw material in the steel manufacturing process.

Corporate Information

A.T. Massey was originally incorporated in Richmond, Virginia in 1920 as a coal brokering business. In the late 1940s, A.T. Massey expanded its business to include coal mining and processing. In 1974, St. Joe Minerals acquired a majority interest in A.T. Massey. In 1981, St. Joe Minerals was acquired by Fluor Corporation. A.T. Massey was wholly owned by Fluor Corporation from 1987 until November 30, 2000. On November 30, 2000, we completed a reverse spin-off which separated Fluor Corporation into two entities: the “new” Fluor Corporation and Fluor Corporation which retained our coal-related businesses and was subsequently renamed Massey Energy Company. Massey Energy Company has been a separate, publicly traded company since December 1, 2000.

Our principal executive offices are located at 4 North 4th Street, Richmond, Virginia 23219. Our telephone number is (804) 788-1800. Our website is www.masseyenergyco.com. Information on our website is not part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, we make certain comments and disclosures in this prospectus, any prospectus supplement and the documents incorporated by reference that may be forward-looking in nature. Examples include statements related to our future outlook, anticipated capital expenditures, projected cash flows and borrowings, and sources of funding. We caution readers that forward-looking statements, including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will” and similar words or statements are subject to certain risks, trends and uncertainties that could cause actual cash flows, results of operations, financial condition, cost reductions, acquisitions, dispositions, financing transactions, operations, expansion, consolidation and other events to differ materially from the expectations expressed or implied in such forward-looking statements. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions, as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances and events beyond our control. We disclaim any intent or obligation to update these forward-looking statements unless required by securities law, and we caution the reader not to rely on them unduly.

We have based any forward-looking statements we have made on our current expectations and assumptions about future events and circumstances that are subject to risks, uncertainties and contingencies that could cause results to differ materially from those discussed in the forward-looking statements, including, but not limited to:

(i)	our cash flows, results of operation or financial condition;

(ii)	the successful completion of acquisition, disposition or financing transactions and the effect thereof on our business;

(iii)	governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customer’s coal usage;

(iv)	legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto;

(v)	inherent risks of coal mining beyond our control, including weather and geologic conditions or catastrophic weather-related damage;

(vi)	our production capabilities to meet market expectations and customer requirements;

(vii)	our ability to obtain coal from brokerage sources or contract miners in accordance with their contracts;

(viii)	our ability to obtain and renew permits necessary for our existing and planned operations in a timely manner;

(ix)	the cost and availability of transportation for our produced coal;

(x)	our ability to expand our mining capacity;

(xi)	our ability to manage production costs, including labor costs;

(xii)	adjustments made in price, volume or terms to existing coal supply agreements;

Special note regarding forward-looking statements

(xiii)	the worldwide market demand for coal, electricity and steel;

(xiv)	environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy such as natural gas and nuclear energy;

(xv)	competition among coal and other energy producers, in the Unites States and internationally;

(xvi)	our ability to timely obtain necessary supplies and equipment;

(xvii)	our reliance upon and relationships with our customers and suppliers;

(xviii)	the creditworthiness of our customers and suppliers;

(xix)	our ability to attract, train and retain a skilled workforce to meet replacement or expansion needs;

(xx)	our assumptions and projections concerning economically recoverable coal reserve estimates;

(xxi)	our failure to enter into anticipated new contracts;

(xxii)	future economic or capital market conditions;

(xxiii)	foreign currency fluctuations;

(xxiv)	the availability and costs of credit, surety bonds and letters of credit that we require;

(xxv)	the lack of insurance against all potential operating risks;

(xxvi)	our assumptions and projections regarding pension and other post-retirement benefit liabilities;

(xxvii)	our interpretation and application of accounting literature related to mining specific issues; and

(xxviii)	the successful implementation of our strategic plans and objectives for future operations and expansion or consolidation.

We are including this cautionary statement in this document to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us. Any forward-looking statements should be considered in context with the various disclosures made by us about our businesses, including, without limitation, the risk factors described above in any prospectus supplement, the documents incorporated by reference, including those described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q that we have filed, or will file, with the Securities and Exchange Commission (“SEC”), and other factors that may be included in our filings with the SEC.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures, working capital and any other purposes that may be stated in any prospectus supplement. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the last five years:

	YEAR ENDED DECEMBER 31,								SIX MONTHS ENDED JUNE 30,
	2007	2006	2005		2004		2003		2008		2007
Ratio of earnings to fixed charges(1)(2)	2.5	1.4	—	(1)	—	(1)	—	(1)	—	(1)	2.7

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income from operations before income taxes plus fixed charges. “Fixed charges” consist of interest and debt expense, capitalized interest and a portion of rent expense we believe to be representative of interest. Earnings for the years ended December 31, 2005, 2004 and 2003 and the six months ended June 30, 2008, were inadequate to cover fixed charges, with a deficiency of $75.4 million, $5.6 million, $60.6 million and $72.5 million, respectively.
(2)	There were no preferred stock dividends during any of the periods presented above. As a result, the ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF OUR COMMON STOCK

We are incorporated in Delaware. The rights of our stockholders are governed by Delaware law and our restated certificate of incorporation and restated bylaws. The following briefly summarizes the provisions of Delaware law, our restated certificate of incorporation and restated bylaws that would be important to holders of our securities. The following description is not complete and is subject to, and qualified in its entirety by reference to, Delaware law and the terms and provisions of our restated certificate of incorporation and restated bylaws. In this section, all references to “Massey,” “we,” “us” or similar references mean only Massey Energy Company and do not include its subsidiaries.

General

Our restated certificate of incorporation authorizes the issuance of 150 million shares of common stock, $0.625 par value per share. As of June 30, 2008, there were 80,765,855 shares of common stock issued and outstanding, which were held by approximately 6,677 stockholders of record.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters voted on generally by stockholders, except the election of directors as to which our restated certificate of incorporation grants cumulative voting rights to stockholders. Except as otherwise required by law or with respect to any outstanding series of our preferred stock, the holders of our common stock possess all voting power.

Under our restated bylaws, stockholder action is effective upon majority vote. However, an affirmative vote of the holders of at least 80% of the voting power of our outstanding shares is required for the approval of any proposal to amend or repeal our restated bylaws or to:

•

merge or consolidate with another corporation that, together with its affiliates, beneficially owns more than 5% of the voting power of our outstanding shares (such other corporation and its affiliates referred to as a “related corporation”);

•	sell or exchange all or substantially all of our assets or business to or with a related corporation; or

•	issue or deliver any stock or other securities in exchange or payment for any assets or property of, or securities issued by, a related corporation;

unless such actions are approved by our board of directors before the acquisition by the related corporation of beneficial ownership of more than 5% of the voting power of our outstanding shares.

Furthermore, the affirmative vote of the holders of at least 80% of the voting power of our outstanding shares must approve changes to provisions in our restated certificate of incorporation relating to:

•	amendment of our restated certificate of incorporation or restated bylaws;

•	classification of our board of directors;

•	prohibition of stockholder action without a meeting;

•	cumulative voting;

•	vote required for certain extraordinary transactions with related corporations; and

•	appraisal rights.

Description of our common stock

Dividend Rights; Rights Upon Liquidation

Subject to any preferential rights of holders of any of our preferred stock that may be outstanding, holders of shares of our common stock are entitled to receive dividends on their shares of common stock out of assets legally available for distribution when, as and if authorized and declared by our board of directors and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up.

Classification of Our Board of Directors

Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our directors are elected each year. We believe that a classified board of directors will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors because a majority of the directors at any given time will have prior experience as directors of Massey Energy. This provision should also help to ensure that, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock we will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all of our stockholders.

A classified board of directors could prevent a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the third party obtains the controlling stock interest. This could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of Massey Energy and could thus increase the likelihood that incumbent directors will retain their positions.

Miscellaneous

Holders of our common stock have no preferences or preemptive, conversion or exchange rights. Shares of our common stock will not be liable for further calls or assessments by us, and the holders of our common stock will not be liable for any of our liabilities. All of the outstanding shares of our common stock are, and any common stock issued and sold pursuant to this prospectus and any prospectus supplement will be, fully paid and nonassessable.

Our common stock is listed on the NYSE under the symbol “MEE.”

Anti-Takeover Provisions of Our Restated Certificate of Incorporation and Restated Bylaws and Delaware Law

General

Our restated certificate of incorporation, restated bylaws and Section 203 of the Delaware General Corporation Law contain provisions that may have the effect of impeding the acquisition of control of Massey Energy by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors. These provisions are designed to reduce, or have the effect of reducing, our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt that is unfair to our stockholders.

Restated Certificate of Incorporation and Bylaw Provisions

Preferred Stock.    Under our restated certificate of incorporation, our board of directors has the authority, without further stockholder approval, to issue preferred stock in series and to fix the designations, voting power, preferences and rights of the shares of each series and any qualifications,

Description of our common stock

limitations or restrictions with respect to that series. Under this authority, our board of directors could create and issue a series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of our capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render more difficult for, or discourage an attempt by, a potential acquiror to obtain control of Massey Energy by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of Massey Energy without any further action by our stockholders.

Other Provisions.    Other provisions of our restated certificate of incorporation and restated bylaws that may make replacing our board more difficult include:

•	80% supermajority voting requirements to approve certain extraordinary corporate transactions or certain amendments to our restated certificate of incorporation and restated bylaws;

•	classification of our board of directors;

•	prohibition on stockholders calling a meeting or acting by written consent;

•	requirements for advance notice for raising business or making nominations at stockholder meetings; and

•	ability of our board of directors to increase the size of the board and fill vacancies on the board.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law. The provisions of Section 203 prohibit us from engaging in certain “business combinations” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, unless one of the following conditions is satisfied:

•

before the date that the person became an interested stockholder, our board of directors approved the transaction or business combination that resulted in the person becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock; or

•

on or after the date that the person became an interested stockholder, the business combination is approved by our board of directors and by the holders of at least 66 2/3% of our outstanding voting stock, excluding voting stock owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who together with that person’s affiliates and associates owns, or within the previous three years did own, 15% or more of our outstanding voting stock.

Transfer Agent and Registrar

Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

Limitation of Liability and Indemnification Matters

Our restated certificate of incorporation requires that our directors and officers be indemnified to the maximum extent permitted by Delaware law.

Our restated certificate of incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty.

DESCRIPTION OF PREFERRED STOCK

Our restated certificate of incorporation authorizes the issuance of 20 million shares of preferred stock. As of the date hereof, there were no shares of our preferred stock outstanding. The board of directors may provide by resolution for the issuance of preferred stock, in one or more series, and to fix the powers, preferences, and rights, and the qualifications, limitations, and restrictions thereof, of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund provisions, if any, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

We will include in a prospectus supplement the terms relating to any series of preferred stock being offered. These terms will include some or all of the following:

•

the title of the series and the number of shares in the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	the price at which the preferred stock will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•

whether the shares of the preferred stock being offered will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable. We are not required by the Delaware General Corporation Law to seek stockholder approval prior to any issuance of authorized but unissued stock and our board of directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law or the listing requirements of the New York Stock Exchange. As of the date of this prospectus, our board of directors had not established any series of preferred stock, and no shares of our preferred stock are outstanding.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity securities. Each warrant will entitle the holder to purchase for cash the amount of equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be governed by an indenture among us, the guarantors parties thereto and Wilmington Trust Company, as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default.” Second, the trustee may perform administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell, and sending you notices.

This section summarizes the general terms of the debt securities we may offer. The prospectus supplement relating to any particular debt securities offered will describe the specific terms of the debt securities, which may be in addition to or different from the general terms summarized in this section. The summary in this section and in any prospectus supplement does not describe every aspect of the indenture or the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the indenture and the debt securities. The forms of the indenture and the debt securities are filed as exhibits to the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

The prospectus supplement relating to any series of debt securities will describe the following specific financial, legal and other terms particular to such series of debt securities:

•	the title of the debt securities of the series (which shall distinguish the debt securities of the series from debt securities of any other series);

•

any limit upon the aggregate principal amount of the debt securities of the series which may be authenticated and delivered under this indenture (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of the series pursuant to specified provisions of the indenture);

•

the person to whom any interest on a debt security of the series shall be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

•

the date or dates on which the principal of any debt securities of the series is payable or the method by which such date shall be determined and the right, if any, to shorten or extend the date on which the principal of any debt securities of the series is payable and the conditions to any such change;

•

the rate or rates at which any debt securities of the series shall bear interest, if any, or the method by which such rate or rates shall be determined; the date or dates from which any such interest shall accrue; the interest payment dates on which any such interest shall be payable; the manner (if any) of determination of such interest payment dates; and the regular record date, if any, for any such interest payable on any interest payment date;

•	the right, if any, to extend the interest payment periods and the terms of such extension or extensions;

•

the place or places where the principal of and any premium and interest on any debt securities of the series shall be payable and whether, if acceptable to the trustee, any principal of such debt securities shall be payable without presentation or surrender thereof;

•

the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

Description of debt securities

•

the obligation, if any, of the company to redeem or purchase any debt securities of the series pursuant to any sinking fund, purchase fund or analogous provisions or at the option of the holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities of the series shall be issuable;

•

if the amount of principal of or any premium or interest on any debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

•

if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any debt securities of the series shall be payable and the manner of determining the equivalent thereof in the currency of the United States of America for any purpose;

•

if the principal of or any premium or interest on any debt securities of the series is to be payable, at our election or the election of the holder thereof, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which the principal of or any premium or interest on such debt securities as to which such election is made shall be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount shall be determined);

•

if other than the entire principal amount thereof, the portion of the principal amount of any debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•

if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose thereunder, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

•	if either or both of legal defeasance and covenant defeasance provisions do not apply to any debt securities of the series;

•	if the debt securities of the series are convertible or exchangeable into our common stock or other securities;

•

if applicable, that any debt securities of the series shall be issuable in whole or in part in the form of one or more global debt securities and, in such case, the respective depositary or depositaries for such global debt securities, the form of any legend or legends which shall be borne by any such global security in addition to or in lieu of that set forth in the indenture and any circumstances in addition to or in lieu of those set forth in the indenture in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof;

•

any addition, modification or deletion of any events of default or covenants provided with respect to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable; and

•	any other terms of the series.

Description of debt securities

The terms of any series of debt securities may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of your debt securities to be described in the prospectus supplement. The prospectus supplement relating to the debt securities will be attached to the front of this prospectus.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture, the debt securities and the guarantees described below are governed by the laws of the State of New York.

Payment and Paying Agents

We will pay interest to you if you are a holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date.

We may choose to pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. You must make arrangements to have your payments picked up at or wired from the trust office.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Form, Exchange, Registration and Transfer

Unless otherwise provided in a prospectus supplement, we intend to issue debt securities only in registered global form.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another entity or perform this role ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Description of debt securities

Guarantees

Except to the extent otherwise provided in the applicable prospectus supplement, our obligations under the debt securities and the indenture are guaranteed (each, a “guarantee”) by the subsidiaries that guarantee our outstanding senior and convertible notes, which represent substantially all of our subsidiaries. Certain future subsidiaries will not be required to become guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us or to their guarantor parents.

The obligations of each subsidiary guarantor under its guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such subsidiary guarantor and after giving effect to any collections from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of any such other subsidiary guarantor under its guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of any such subsidiary guarantor under its guarantee not constituting a fraudulent conveyance, fraudulent transfer or similarly avoidable transaction under U.S. federal or state law. Each subsidiary guarantor that makes a payment or distribution under its guarantee is entitled to a contribution from each other subsidiary guarantor in a pro rata amount based on net assets of each subsidiary guarantor.

A subsidiary guarantor will be released and relieved of any obligations under its guarantee:

•

in the event of a sale or other disposition of all of the assets of any subsidiary guarantor, by way of merger, amalgamation, consolidation, plan of arrangement or otherwise, or a sale or other disposition of all the equity interests of any subsidiary guarantor then held by us and our subsidiaries; or

•	if the subsidiary guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, us or another subsidiary guarantor in a compliance with the indenture.

Additional Guarantees

Except to the extent otherwise provided in the applicable prospectus supplement, we will covenant with respect to the debt securities of each series that if any subsidiary that is not a guarantor incurs any indebtedness (other than indebtedness owing to us or another subsidiary or non-recourse indebtedness), including any guarantee of any of our or our subsidiary’s indebtedness (other than a guarantee of indebtedness owing to us or our subsidiary), then we shall cause such subsidiary to:

•	execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such subsidiary shall issue a guarantee; and

•

deliver to the trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture and guarantee have been duly authorized, executed and delivered by such subsidiary and constitute legal, valid, binding and enforceable obligations of such subsidiary.

Thereafter, such subsidiary shall be a guarantor for all purposes of the indenture. We may cause any other subsidiary of ours to issue a guarantee and become a guarantor. At any time all the indebtedness and guarantees of indebtedness of such guarantor are repaid or released without further obligation by such subsidiary, such subsidiary need no longer be a guarantor for purposes of this covenant, and the trustee shall promptly execute such documents and instruments as we or such subsidiary may request to evidence the termination of the guarantee.

Description of debt securities

“Non-recourse indebtedness” means indebtedness of a subsidiary:

(1)	as to which neither we nor any guarantor (a) provides credit support of any kind (including any undertaking, indemnity, agreement or instrument that would constitute indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against a subsidiary) would permit upon notice, lapse of time or both any holder of any other indebtedness (other than the debt securities of the particular series) of us or any guarantor to declare a default on the other indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)	the explicit terms of which provide there is no recourse to the equity interests or assets of us or any of the guarantors.

Except to the extent otherwise provided in the applicable prospectus supplement, we and our subsidiaries shall not be required to comply with the provisions of this covenant during any Suspension Period.

“Suspension Period” means any period in which the debt securities are rated Investment Grade by both Rating Agencies and no Default has occurred and is continuing under the indenture.

“Investment Grade” designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means S&P and Moody’s.

“Default” means (1) any event of default under the indenture or (2) any event, act or condition that, after notice or the passage of time or both, would be an event of default.

Events of Default

Unless otherwise provided in the applicable prospectus supplement, each of the following will constitutes an event of default with respect to the debt securities of each series:

•	default in the payment of any interest when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of principal of or any premium on any debt security when it becomes due and payable;

•	default in the making of any sinking fund payment, when and as due by the terms of any debt security, and continuance of such default for a period of 30 days;

•

default in the performance, or breach, of any covenant or warranty of ours or of any guarantor in the indenture and continuance of such default or breach for a period of 90 days after written notice thereof to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series, provided such written notice specifies such default or breach and requires it be remediated and states that such notice is a “notice of default” under the indenture;

Description of debt securities

•

a default under any debt by us or any subsidiary of ours that results in the acceleration of the maturity of such debt or failure to pay any such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $25 million or its foreign currency equivalent at the time and such debt is not discharged or the acceleration is not annulled within seven days of written notice of acceleration;

•

any guarantee of any Significant Subsidiary (as defined below) ceases to be in full force and effect (other than in accordance with the terms of such guarantee and the indenture) or is declared null and void and unenforceable or found to be invalid by a court of competent jurisdiction or any such guarantor denies in writing its liability under its guarantee (other than by reason of release of any such guarantor from its guarantee in accordance with the terms of the indenture and the guarantee);

•	and certain events of bankruptcy, insolvency and reorganization (each, a “bankruptcy event”).

“Significant Subsidiary” means (1) any guarantor that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such regulation is in effect on the first date of issuance of the debt securities of a series and (2) any guarantor that, when aggregated with all other guarantors that are not otherwise Significant Subsidiaries and as to which any bankruptcy event has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

If an event of default (other than an event of default specified in the last bullet point above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of a series, by written notice to us and the trustee, may declare the unpaid principal of and accrued and unpaid interest and additional interest, if any, on all such debt securities then outstanding to be due and payable. Upon such declaration, such principal amount and accrued and unpaid interest and additional interest, if any, will become immediately due and payable, notwithstanding anything contained in the indenture or the debt securities to the contrary. If any event of default specified in the last bullet point above occurs, all unpaid principal of, and accrued and unpaid interest and additional interest, if any, on the debt securities of a series then outstanding will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of debt securities.

Holders of the debt securities may not enforce the indenture or the debt securities except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding debt securities of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 60 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal of, interest or additional interest, if any, on, or any sinking fund or purchase fund installment with respect to, the debt securities) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the debt securities of a series then outstanding by notice to the trustee may rescind any acceleration of such debt securities and its consequences if all existing events of default (other than the nonpayment of principal of, interest and additional interest, if any, on such debt securities that has become due solely by virtue of such

Description of debt securities

acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

The holders of a majority in aggregate principal amount of the debt securities of a series then outstanding may, on behalf of the holders of all such debt securities, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal of, premium, if any, or interest on such debt securities (other than the non-payment of principal of, premium, if any, interest and additional interest, if any, on such debt securities that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of such debt securities.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture and are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Modification

There are three types of changes we, the guarantors and the trustee can make to the indenture and the debt securities through a supplemental indenture.

Changes Requiring Your Approval

First, there are changes that cannot be made to the indenture or your debt securities without your specific approval. Following is a list of those types of changes:

•	a reduction in any premium payable upon the redemption of any debt securities;

•	a reduction of the principal of or change the fixed maturity of any debt security;

•	a change in the payment due date of the principal or interest on a debt security;

•	a reduction of the rate of or change the time or place for payment of interest on any debt securities;

•

a reduction in the amount of the principal of an original issue discount debt security or any other debt security which would be due and payable upon a declaration of acceleration of maturity in accordance with the indenture, or an impairment in the right to institute suit for the enforcement of any such payment on or after the fixed maturity thereof or redemption date;

•

a waiver a default or event of default in the payment of principal of, premium, if any, interest or additional interest, if any, on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

•	the making of any note payable in money other than that stated in the indenture and the debt securities;

•

a reduction in the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults hereunder and their consequences) provided for in the indenture;

•	the making of any change in the provisions described in this “Changes Requiring Your Approval” section or the provisions of the indenture relating to waivers of past defaults or waivers of certain

Description of debt securities

covenants, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holders of each outstanding debt security affected thereby;

•	a modification of any rights of holders to receive payments of principal of, premium, if any, interest or additional interest, if any, on the debt securities;

•	the making of any change to the abilities of holders of debt securities to enforce their rights under the indenture or the foregoing provisions or this provision;

•	a modification in the ranking provisions of the indenture in a manner adverse to the holders of debt securities; or

•	any other change specified in the prospectus supplement or other offering document relating to the debt securities of that series.

Changes Requiring a Majority Vote

The second type of change to the indenture and the debt securities is the kind that requires consent of the holders of a majority in principal amount of the outstanding debt securities of the particular series affected. With a majority vote, the holders may waive past defaults, provided that such defaults are not of the type described previously under “Changes Requiring Your Approval.”

Changes Not Requiring Approval

The third type of change to the indenture and the debt securities is the kind that requires no consent from holders of debt securities. Without the consent of any holder, we, the guarantors and the trustee may amend or supplement the indenture and debt securities of any series to:

•

evidence the succession of another person to us or a guarantor and the assumption by any such successors of the respective obligations of us or a guarantor, as the case may be, under the indenture and in the debt securities and note guarantees in accordance with the indenture;

•

cure any ambiguity, defect, omission or inconsistency or make any other changes in the provisions of the indenture which we or a guarantor may deem necessary or desirable, provided such amendment does not materially and adversely affect the rights of the holders of any series of debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

provide for the assumption of our obligations to holders of any series of debt securities in the circumstances required under the indenture as described under “Merger, Consolidation and Sale of Assets;”

•	provide for exchange rights of holders of any series of debt securities in certain events such as our consolidation or merger or the sale of all or substantially all of our assets;

•	add guarantees with respect to any series of debt securities;

•	secure any series of debt securities;

•	establish the form or terms of debt securities of any series as permitted by the indenture;

•

add covenants of Massey and/or the guarantors for the benefit of the holders of all or any series of debt securities or surrender any right or power conferred upon us or the guarantors with respect to all or any debt securities;

•	add additional events of default for the benefit of the holders of all or any series of debt securities;

Description of debt securities

•

comply with the provisions of any clearing agency, clearing corporation or clearing system, or the requirements of the trustee or the registrar with respect to the provisions of the indenture or any series of debt securities relating to transfers and exchange of such debt securities;

•	conform the indenture to the description of any series of debt securities contained in the relevant prospectus supplement or other offering document therefor;

•

add, change or eliminate any provision of the indenture in respect of one or more series of debt securities, provided such addition, change or elimination (i) does not apply to any series of debt securities then outstanding and entitled to the benefit of such provision or modify the rights of the holders of any such debt securities or (ii) becomes effective only when there is no such debt security outstanding;

•	provide for the release of a guarantor of the debt securities in accordance with the indenture;

•	evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

•

add or change any provision of the indenture necessary to allow for the issuance of the debt securities in bearer form, registrable or not as to principal, and with or without coupons, or to facilitate the issuance of debt securities in uncertificated form;

•

make any change that would provide any additional rights or benefits to the holders of any series of debt securities or that does not adversely affect the legal rights under the indenture of any such holder; or

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

Reporting

The indenture provides for us to file with the trustee, within 15 days after we are required to file the same with the SEC, after giving effect, to the extent applicable, any extension permitted by Rule 12b-25 under the Securities Exchange Act of 1934 (the “Exchange Act”), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we may be required to file with the SEC, pursuant to Section 13 or Section 15(d) of the Exchange Act; provided, however, that we will not be required to deliver to the trustee any materials for which we have sought and obtained confidential treatment from the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR. We will also comply with Section 314(a) of the Trust Indenture Act.

Consolidation, Merger and Sale of Assets

We may not, in a single transaction or series of related transactions, consolidate, amalgamate or merge with or into any other person, including any other entity, or sell, assign, convey, transfer or lease our properties and assets, as an entirety or substantially as an entirety, to any person or persons unless:

•

we are the continuing corporation or the person, if other than us, formed by such consolidation or with which or into which we are merged or the person or group of affiliated persons to which all or substantially all our properties and assets are conveyed, transferred or leased is a corporation organized and existing under the laws of the United States, any of its states or the District of Columbia and expressly assumes our obligations under the debt securities and the indenture; and

•	immediately after giving effect to the transaction, there is no default and no event of default under the indenture.

Description of debt securities

Unless a guarantor is released from its guarantee as provided under “Additional Guarantees,” no guarantor may consolidate or amalgamate with or amalgamate with or merge with or into (whether or not such guarantor is the surviving person) another person or (ii) sell, assign, transfer, lease, convey or otherwise dispose of its properties or assets as an entirety or substantially as an entirety to another person or persons unless:

•

such guarantor will be the surviving or continuing person or the person, if other than such guarantor or us, formed by or surviving any such consolidation or merger, amalgamation or the person acquiring the property or assets in any such sale, assignment, transfer, lease, conveyance or other disposition or plan of arrangement expressly assumes all of the obligations of such guarantor under its guarantee and the indenture; and

•	immediately after giving effect to such transaction, there is no default and no event of default under the indenture.

If we or a guarantor consolidates, amalgamates with or merges into any other corporation or sells, assigns, conveys, transfers or leases our or such guarantor’s property and assets as an entirety or substantially as an entirety as described in the preceding paragraphs, the successor person shall succeed to and be substituted for us or such guarantor, and may exercise our rights and powers under the indenture, the debt securities and the guarantees and after any such contemplated transaction, except in the case of a lease, we or such guarantor will be relieved of all obligations and covenants under the indenture, the debt securities and the guarantee of such guarantor.

Limitation on Liens

With certain exceptions set forth below, the indenture provides that neither we nor any of our subsidiaries will, while any of the debt securities are outstanding, create, or suffer to be created or to exist any Lien upon any Principal Property of ours or our subsidiaries to secure any indebtedness, unless the debt securities then outstanding are secured by such Lien on an equal and ratable basis with the indebtedness so secured until such time as such indebtedness is no longer secured.

The indenture provides that the restriction on creating, incurring or suffering to be created or to exist any Lien, or any agreements, will not apply to:

•

any purchase money Lien upon any Principal Property acquired by us or any of our subsidiaries, or any Lien existing on any Principal Property at the time of the acquisition thereof (including any Lien which exists on any Principal Property of a Person which is consolidated with or merged with or into us or any of our subsidiaries or which transfers or leases all or substantially all of its properties to us or any of our subsidiaries), or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any Principal Property hereafter acquired; provided, however, that no such Lien extends to or covers any other property of us or our subsidiaries;

•	any Lien upon any Principal Property of us or our subsidiaries existing as of the date of the initial issuance of a series of debt securities;

•	Liens for taxes or assessments or other governmental charges or levies;

•

pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and other social security legislation, including liens of judgments thereunder which are not currently dischargeable;

•

pledges or deposits or similar Liens to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which we or any of our subsidiaries is a

Description of debt securities

party; pledges or deposits or similar Liens to secure public or statutory obligations of us or any of our subsidiaries; builders’, materialmen’s, mechanics’, carriers’, warehousemen’s, workers’, repairmen’s, operators’, landlords’ or other like Liens in the ordinary course of business, or deposits to obtain the release of such Liens; pledges or deposits to secure, or in lieu of, surety, stay, appeal, indemnity, customs, performance or return-of-money bonds; other pledges or deposits for similar purposes in the ordinary course of business;

•	Liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings;

•

Liens incurred in connection with the issuance of bankers’ acceptances and lines of credit, bankers’ liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within 12 months of the date that such indebtedness is originally incurred;

•

Liens on or with respect to coal, gas, hydrocarbon or mineral properties not fully developed securing Indebtedness, the proceeds of which are used to finance or refinance the development of such properties;

•	Liens on or with respect to mineral rights held under option but not owned by us or any of our subsidiaries;

•	Liens on or with respect to ores, concentrates, metals or other raw materials or products incurred in the ordinary course of business in connection with the importation, purchase or sale thereof;

•	Liens in favor of us or any of our affiliates;

•	Liens incurred in connection with repurchase, swap or other similar agreements (including, without limitation, commodity price, currency exchange and interest rate protection agreements);

•	leases made, or existing on property acquired, in the ordinary course of business;

•	Liens securing industrial revenue or pollution control bonds;

•	Liens on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of indebtedness of ours, including the debt securities;

•	Liens created in connection with, and created to secure, a non-recourse obligation;

•

zoning restrictions, easements, licenses, rights-of-way, restrictions on the use of property or minor irregularities in title thereto, which do not, in our opinion, materially impair the use of such property in the operation of our or our subsidiaries’ businesses or the value of such property for the purpose of such business;

•

any Lien securing indebtedness which may be issued by us in connection with our consolidation or merger with or into any other person (which may be an affiliate of ours) in exchange for or otherwise in substitution for secured indebtedness of such person (“Third Party Debt”) which by its terms (i) is secured by a Lien on all or a portion of the property of such person, (ii) prohibits secured indebtedness from being incurred by such person, unless the Third Party Debt shall be secured equally and ratably with such secured indebtedness or (iii) prohibits secured indebtedness from being incurred by such person;

•

any Lien securing indebtedness of any person which is required to be assumed by us in connection with a consolidation or merger of such person, with respect to which any of our property is subjected to a Lien;

Description of debt securities

•

any Lien upon any Principal Property acquired, constructed, developed or improved by us or any of our any of our subsidiaries (whether alone or in association with others) after the date of the indenture which are created prior to, at the time of, or within 18 months after such acquisition (or in the case of property constructed, developed or improved, after the completion of such construction, development or improvement and commencement of full commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided that in the case of such construction, development or improvement the Liens shall not apply to any property theretofore owned by us or any of our subsidiaries other than theretofore unimproved real property;

•

the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien, or of any agreement, referred to in any of the bullet points above, or the replacement, extension or renewal (not exceeding the principal amount of indebtedness secured thereby together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness secured thereby; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto); or

•

any other Lien not excepted by the foregoing bullet points; provided that immediately after the creation or assumption of such Lien, the aggregate principal amount of our indebtedness for borrowed money secured by all Liens created or assumed under the provisions of this bullet point and any of the foregoing bullet points does not exceed an amount equal to 15% of our Consolidated Net Tangible Assets.

“Lien” means any mortgage, lien, pledge charge, security interest or other encumbrance.

“Principal Property” means any single office building, manufacturing or processing plant, warehouse or other similar facility owned by us, the book value of the property, plant and equipment of which, net of depreciation, is not less than 2% of our Consolidated Net Tangible Assets; provided, however, that “Principal Property” does not include (a) any such plant or facility (i) that is owned jointly or in common with one or more Persons other than us and our subsidiaries, in which our interest and that of our subsidiaries does not exceed 50%, or (ii) which our board of directors determines by resolution in good faith is not of material importance to the total business conducted, or assets owned, by us and our subsidiaries as an entirety; or (b) any portion of any such plant or facility which the our board of directors determines by resolution in good faith not to be of material importance to the use or operation thereof.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deducted items), after deducting therefrom (a) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles, and (b) all current liabilities, as reflected in our latest audited consolidated balance sheet contained in the our most recent annual report to our stockholders.

Conversion and Exchange Rights

If specified in the applicable prospectus supplement, the debt securities of a series may be convertible into or exchangeable for our common stock or other securities. We will describe in the applicable prospectus supplement, among other things, the conversion or exchange rate or price and any adjustments thereto, the conversion or exchange period or periods, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.

Description of debt securities

Discharge

Unless otherwise indicated in the applicable prospectus supplement, we may satisfy and discharge our obligations under the indenture as to a series of debt securities by delivering to the securities registrar for cancellation all outstanding debt securities of such series or by depositing with the trustee or delivering to the holders of such debt securities, as applicable, after such debt securities have become due and payable, whether at stated maturity, or any redemption or purchase date, cash sufficient to pay all of the outstanding debt securities and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Defeasance

Unless otherwise indicated in the applicable prospectus supplement, we may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of a series (“legal defeasance”) except for:

•

the rights of holders of the outstanding debt securities of that series to receive payments in respect of the principal of, and premium and interest, if any, on the debt securities of that series when such payments are due from the trust referred to below;

•

our obligations with respect to the debt securities of that series concerning issuing temporary securities, registration of securities, mutilated, destroyed, lost or stolen securities and the maintenance of an office or agency for payment and money for security payments held in trust and with respect to the compensation and reimbursement of the trustee;

•	the rights, powers, trusts, duties and immunities of the trustee and our obligations in connection therewith; and

•	the legal defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants in respect of the debt securities of any series that are described in the indenture (“covenant defeasance”) and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of that series. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency and similar events) described under “Events of Default” will no longer constitute an event of default with respect to the debt securities of that series.

In order to exercise either legal defeasance or covenant defeasance we are required to meet specific conditions, including:

•

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of that series, cash, government securities, or a combination thereof, in amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of, and premium and interest, if any, on the outstanding debt securities of that series on the stated maturity or on the applicable redemption date, as the case may be;

•	no event of default shall have occurred and be continuing;

•	if securities are to be redeemed prior to maturity, notice of redemption shall have been duly given;

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating the conditions to legal defeasance or covenant defeasance have been complied with;

Description of debt securities

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; and

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The accompanying prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions, fees or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts, commissions, fees or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We may sell the securities through agents from time to time. The related prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the related prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Plan of distribution

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Troutman Sanders LLP.

EXPERTS

The consolidated financial statements of Massey Energy Company at December 31, 2007 and for each of the three years in the period ended December 31, 2007, appearing in Massey Energy Company’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Massey Energy Company’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, except for information superseded by information in this prospectus or any prospectus supplement. We incorporate by reference the documents listed below. The documents filed by us which we incorporate by reference include:

(1)	The portions of our definitive proxy statement on Schedule 14A that were deemed “filed” with the SEC under the Exchange Act on April 15, 2008;

(2)	Annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008;

(3)	Quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 9, 2008;

(4)	Quarterly report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 4, 2008;

(5)	Current report on Form 8-K, filed with the SEC on May 23, 2008;

(6)	Current report on Form 8-K, filed with the SEC on May 14, 2008;

(7)	Items 8.01 and 9.01 (Exhibit 99.2) of our current report on Form 8-K, filed with the SEC on April 4, 2008;

(8)	Current report on Form 8-K, filed with the SEC on March 14, 2008;

(9)	Current report on Form 8-K, filed with the SEC on February 21, 2008;

(10)	Current report on Form 8-K, filed with the SEC on January 17, 2008;

(11)	Current report on Form 8-K, filed with the SEC on January 11, 2008; and

(12)	The description of our common stock contained in our current report on Form 8-K, filed with the SEC on May 24, 2001.

All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, from the date of this prospectus until the completion of the offerings to which this prospectus relates or the offerings are terminated, shall also be deemed to be incorporated by reference in, and to be part of, this prospectus from the date any such document is filed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. Statements contained in this prospectus and any document incorporated by reference as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement or any incorporated document, each statement being so qualified by this reference.

You may request a copy of the above-documented filings at no cost by telephone at (886) 814-6512 or by writing to us at Massey Energy Company, Post Office Box 26765, Richmond, Virginia 23261, Attention: Investor Relations.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. Copies of our reports, proxy statements, and other information may be inspected at the public reference facilities maintained by the SEC:

Public Reference Room

Securities and Exchange Commission

100 F Street, NE

Washington D.C. 20549

Copies of these materials may be obtained by mail at prescribed rates from the public reference section of the SEC at the address indicated above or by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed with the SEC are also available to the public over the Internet at the SEC’s website at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make available, free of charge through our website, www.masseyenergyco.com, our annual report, quarterly reports, current reports, proxy statements, section 16 reports and other information (and any amendments thereto) as soon as practicable after filing or furnishing the material to the SEC, in addition to, our Corporate Governance Guidelines, codes of ethics and the charters of the Audit, Compensation, Executive, Finance, Governance and Nominating, and Safety, Environmental, and Public Policy Committees. These materials also may be requested at no cost by telephone at (866) 814-6512 or by mail at: Massey Energy Company, Post Office Box 26765, Richmond, Virginia 23261, Attention: Investor Relations.